An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular
  June 6, 2018
Subject to Completion

  RED OAK CAPITAL FUND II, LLC
625 Kenmoor Avenue SE, Suite 211
Grand Rapids, Michigan 49546
(616) 734-6099

6.5% Senior Secured Bonds (Series A Bonds)
8.5% Senior Secured Bonds (Series B Bonds)

$2,000,000 Aggregate Minimum Offering Amount (2,000 Bonds)
$50,000,000 Aggregate Maximum Offering Amount (50,000 Bonds)

Red Oak Capital Fund II, LLC is offering a minimum of $2,000,000 in the aggregate and a maximum of $50,000,000 in the aggregate of its 6.5% senior secured bonds, or the “Series A Bonds,” and its 8.5% senior secured bonds, or the “Series B Bonds,” and collectively, the “Bonds,” pursuant to this offering circular. The purchase price per Bond is $1,000, with a minimum purchase amount of $10,000. The Series A Bonds and Series B Bonds will bear interest at a rate equal to 6.5% per year and 8.5% per year, respectively, payable quarterly in arrears on January 31st, April 30th, July 31st and October 31st of each year, beginning on the first such date that corresponds to the first full quarter after the initial closing in the offering. Sales of Series A Bonds is limited to $15,000,000. The Series A Bonds will mature on the earlier of December 31, 2021 or the second anniversary of the offering termination. The Series B Bonds will mature on the earlier of December 31, 2024 or the fifth anniversary of the offering termination. Upon maturity, and subject to the terms and conditions described in this offering circular, the Bonds will be automatically renewed for at the same interest rate for an additional two years in the case of Series A Bonds or an additional five years in the case of Series B Bonds, unless redeemed upon maturity at our or your election. Upon maturity, redemption or renewal, the Bondholders will also receive a Contingent Interest Payment (as defined herein).

The Bonds will be secured by a senior blanket lien on all of our assets, or the “collateral,” and will rank pari passu in right of payment with all our other senior secured indebtedness from time to time outstanding, senior in right of payment to our future indebtedness from time to time outstanding that is expressly subordinated to the Bonds, senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in the collateral owned by us, and structurally junior to all the indebtedness of our subsidiaries.

i

Bondholders will have no right to put (that is, require us to redeem) any Bond prior to its maturity date unless in the case of a holder’s death, bankruptcy or total permanent disability, subject to notice, discounts and other provisions contained in this offering circular.

The Bonds will be offered to prospective investors on a best efforts basis by Crescent Securities Group, Inc., or our “managing broker-dealer,” a Texas corporation and a member of the Financial Industry Regulatory Authority, or “FINRA.” "Best efforts" means that our managing broker-dealer is not obligated to purchase any specific number or dollar amount of Bonds, but it will use its best efforts to sell the Bonds. Our managing broker-dealer may engage additional broker-dealers, or “selling group members,” who are members of FINRA to assist in the sale of the Bonds. At each closing date, the proceeds for such closing will be disbursed to our company and Bonds relating to such proceeds will be issued to their respective investors. We expect to commence the sale of the Bonds as of the date on which the offering statement is declared qualified by the United States Securities and Exchange Commission, or the “SEC” and terminate the offering on December 31, 2019 or the date upon which Red Oak Capital GP, LLC, or our “Manager” determines to terminate the offering, in its sole discretion. Notwithstanding the previous sentence, our Manager has the right to extend this offering beyond December 31, 2019 for two consecutive six-month periods. Until we achieve the minimum offering and have our initial closing and thereafter prior to each additional closing, the proceeds received in the offering will be kept in an escrow account. If we are unable to sell the minimum offering amount prior to the offering termination, we will return all funds in the escrow account.

	Price to Public	Managing Broker-Dealer Fee, Commissions and Expense Reimbursements(1)(2)	Proceeds to Issuer	Proceeds to Other Persons

Per Series A Bond:(3)	$1,000	$52	$948	$0

Per Series B Bond(3)	$1,000	$100	$900	$0

Minimum Offering Amount of Series A Bonds:(3)(4)	$2,000,000	$104,000	$1,896,000	$0

Minimum Offering Amount of Series B Bonds:(3)(5)	$2,000,000	$199,000	$1,801,000	$0

Maximum Offering Amount of Bonds:(3)(6)	$50,000,000	$4,262,500	$45,737,500	$0

Maximum Offering Amount of Series B Bonds:(3)(7)	$50,000,000	$4,975,000	$45,025,000	$0
_________
(1) This includes (a) selling commissions of (i) 3.00% of gross offering proceeds on the sale of Series A Bonds and (ii) 7.75% of gross offering proceeds on the sale of Series B Bonds, (b) a managing broker-dealer fee of up to 1.20% of the gross proceeds of the offering, and (c) a wholesaling fee of up to 1.00% of gross proceeds from the certain sales of the Bonds. All such amounts will be paid to our managing broker-dealer, who may reallow up to the entire amount of selling commissions and the wholesaling fee to selling group members. See "Use of Proceeds" and "Plan of Distribution" for more information.

(2) The table above does not include organizational and offering expenses of up to 2.00% of offering proceeds (up to $40,000 at the minimum offering amount and up to $1,000,000 at the maximum offering amount) reimbursable to our Manager. To the extent organizational and offering expenses exceed 2.00% of the gross proceeds raised in the offering, our Manager will pay such amounts without reimbursement from us. The table also does not include a promotional fee of up to 2.00% of gross proceeds. In no event will reimbursements to our Manager for organizational and offering expenses and the promotional fee payable to our Manger exceed 2.00% of the offering proceeds.

(3) All figures are rounded to the nearest dollar.

(4) The table above shows amounts payable to our managing broker-dealer if we sell the minimum offering amount comprised solely of Series A Bonds. We will pay our managing broker-dealer $47.50 more for the sale of each Series B Bond compared to the sale of a Series A Bond. As a result, if our minimum offering amount includes the sales of Series B Bonds, the amounts payable to our managing broker-dealer will increase accordingly.

(5) The table above shows amounts payable to our managing broker-dealer if we sell the minimum offering amount comprised solely of Series B Bonds.

(6) The table above shows amounts payable to our managing broker-dealer if we sell the maximum offering amount comprised of $15,000,000 of Series A Bonds (the maximum allowable in this offering) and $35,000,000 of Series B Bonds. We will pay our managing broker-dealer $47.50 more for the sale of each Series B Bond compared to the sale of a Series A Bond. As a result, if our maximum offering amount includes the sales of Series B Bonds in excess of $35,000,000, the amounts payable to our managing broker-dealer will increase accordingly.

(7) The table above shows amounts payable to our managing broker-dealer if we sell the maximum offering amount comprised solely of Series B Bonds.

Generally, no sale may be made to you in the offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Bonds is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Currently, there is no market for the Bonds being offered, nor does our company anticipate one developing. Prospective investors should carefully consider and review that risk as well as the RISK FACTORS beginning on page 7 of this offering circular.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE COMMISION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

FORM 1-A DISCLOSURE FORMAT IS BEING FOLLOWED.

TABLE OF CONTENTS

Contents
OFFERING CIRCULAR SUMMARY	2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	6
RISK FACTORS	7
USE OF PROCEEDS	23
PLAN OF DISTRIBUTION	25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	32
GENERAL INFORMATION AS TO OUR COMPANY	33
INVESTMENT POLICIES OF OUR COMPANY	34
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	38
DESCRIPTION OF BONDS	41
LEGAL PROCEEDINGS	46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
BOARD OF MANAGERS AND EXECUTIVE OFFICERS	48
EXECUTIVE COMPENSATION	50
COMPENSATION OF OUR MANAGER AND ITS AFFILIATES	51
LIMITATIONS ON LIABILITY	52
EXPERTS	53
LEGAL MATTERS	54
WHERE YOU CAN FIND ADDITIONAL INFORMATION	55
INDEX TO FINANCIAL STATEMENTS	56

ABOUT THIS OFFERING CIRCULAR

The information in this offering circular may not contain all of the information that is important to you. You should read this entire offering circular and the exhibits carefully before deciding whether to invest in the Bonds. See “Where You Can Find Additional Information” in this offering circular.

Unless the context otherwise indicates, references in this prospectus supplement to the terms “company,” “we,” “us,” and “our,” refer to Red Oak Capital Fund II, LLC, a Delaware limited liability company; our “Manager” refers to Red Oak Capital GP, a Delaware limited liability company, our sole member and manager; and our “Sponsor” refers to Red Oak Capital Group, LLC, a Delaware limited liability company, and its subsidiaries.

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding whether to invest in the Bonds. You should carefully read this entire offering circular, including the information under the heading "Risk Factors" and all information included in this offering circular.

Our Company. Red Oak Capital Fund II, LLC, a Delaware limited liability company was formed on April 25, 2017 to originate senior loans collateralized by commercial real estate in the U.S. Our business plan is to originate, acquire and manage commercial real estate loans and securities and other commercial real estate-related debt instruments. While the commercial real estate debt markets are complex and continually evolving, we believe they offer compelling opportunities when approached with the capabilities and expertise of our Manager, an affiliate of our Sponsor. Our Manager intends to actively participate in the servicing and operational oversight of our assets rather than subrogate those responsibilities to a third party.

Our investment objective is to preserve and protect our capital while producing attractive risk-adjusted returns generated from current income on our portfolio. Our investment strategy is to originate loans and invest in debt and related instruments supported by commercial real estate in the U.S. Through our Manager, we draw on our Sponsor’s established sourcing, underwriting and structuring capabilities in order to execute our investment strategy.

The Company does not intend to act as a land or real estate developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell or otherwise use any undeveloped real property or developed real property, unless such actions are necessary or prudent based upon borrower default in accordance with the terms of the debt instruments held by the Company.

Our principal executive offices are located at 625 Kenmoor Avenue SE, Suite 211, Grand Rapids, Michigan 49546, and our telephone number is (616) 734-6099. For more information on our Sponsor, its website is www.redoakcapitalgroup.com. The information on, or otherwise accessible through, our Sponsor’s website does not constitute a part of this offering circular.

Our Sponsor and Management. Our Sponsor is a Grand Rapids, Michigan based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. Its senior management includes partners who retain licenses in mortgage lending, real estate brokerage and the securities industry. Combined, this incorporates over 50 years of experience in commercial loan originations, lending and analyses, regulatory compliance and real estate portfolio management. Our Sponsor has significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for our Company.

The Offering. We are offering to investors the opportunity to purchase up to an aggregate of $50,000,000 of Series A Bonds and Series B Bonds. See "Plan of Distribution - Who May Invest" for further information. We are offering a minimum of $2,000,000 in the aggregate of Bonds. Sales of Series A Bonds is limited to $15,000,000. Until we achieve the minimum offering and have our initial closing and thereafter prior to each additional closing, the proceeds received in the offering will be kept in an escrow account. If we are unable to sell the minimum offering amount prior to the offering termination, we will return all funds in the escrow account. The offering will continue through December 31, 2019 or the date upon which our Manager terminates the offering, in its sole discretion, or the “offering termination.” Notwithstanding the previous sentence, our Manager has the right to extend this offering beyond December 31, 2019 for two consecutive six-month periods. Following qualification of the offering statement, our company intends to conduct closings in this offering on a monthly basis but may conduct closings more or less frequently at its discretion, or the “closing dates,” and each, a “closing date,” until the offering termination. On each closing date, offering proceeds for that closing will be disbursed to us and Bonds will be issued to investors, or the “Bondholders.” The offering is being made on a best-efforts basis through Crescent Securities Group, Inc., or our managing broker-dealer.

Issuer	Red Oak Capital Fund II, LLC, a Delaware limited liability company.

Securities Offered	Minimum – $2,000,000 aggregate principal amount of the Bonds Maximum – $50,000,000, aggregate principal amount of the Bonds.

Maturity Date
Series A Bonds – The date which is two years following the offering termination, but no later than December 31, 2021.
Series B Bonds – The date which is five years following the offering termination, but no later than December 31, 2024.

Upon maturity, and subject to the terms and conditions described in this offering circular, the Bonds will be automatically renewed at the same interest rate for an additional two years in the case of Series A Bonds or an additional five years in the case of Series B Bonds, unless redeemed upon maturity at our or your election. If the Bonds are not renewed and without the consent of the Bondholders, we may elect to extend the maturity date of the Bonds for an additional six months to facilitate the redemption of the Bonds. See “Description of Bonds – Maturity and Renewal” for more information.

Interest Rate	Series A Bonds – 6.5% per annum computed on the basis of a 360-day year. Series B Bonds – 8.5% per annum computed on the basis of a 360-day year.

Interest Payments
Paid quarterly in arrears, each January 31st, April 30th, July 31st and October 31st, for the preceding fiscal quarter ending March 31st, June 30th, September 30th and December 31st, respectively, beginning on such payment date immediately following the first full fiscal quarter after the initial closing in the offering and continuing until the Maturity Date. Interest will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Interest on each Bond will accrue and be cumulative from the end of the most recent interest period for which interest has been paid on such Bond, or if no interest has paid, from the date of issuance.

Contingent Interest Payment
Upon maturity, redemption or renewal, we will make a payment to the Bondholders as described herein, or the Contingent Interest Payment. For Series A Bonds, the Contingent Interest Payment will be equal to the Spread times 4.0%. For Series B Bonds, the Contingent Interest Payment will be equal to the Spread times 24.0%.

“Spread” for a Bond shall equal the greater of (i) zero or (ii) such Bond’s Allocable Share of Revenue less such Bond’s Allocable Share of Expenses, each calculated for the period beginning with the date of issuance or the last Contingent Interest Payment for such Bond, whichever is more recent.

“Allocable Share of Revenue” for each Bond shall equal the total revenue from investments divided by the total number of outstanding Bonds.

“Allocable Share of Expenses” for each Bond shall equal Series Specific Expenses plus Expenses.

“Series Specific Expenses” shall be equal to offering expenses, asset management fees and interest expenses specific to Series A Bonds or Series B Bonds, as applicable, divided by the total number of outstanding Series A Bonds or Series B Bonds, respectively.

“Expenses” shall be equal to offering expenses and acquisition fees allocable to all Bonds divided by the total number of outstanding Bonds.

While we intend to pay Bondholders the Contingent Interest Payment, there is no guaranty that we will do so. As the Contingent Interest Payment is determined by multiplying the Spread by a percentage, the Spread must be positive for the Contingent Interest Payment to be paid. The Contingent Interest Payment is dependent on revenue from our investments exceeding the expenses deducted to calculate the Spread. If the expenses exceed the revenue from our investments, the Bondholder will not receive a Contingent Interest Payment.

Offering Price	$1,000 per Bond.

Ranking
The Bonds will be senior secured obligations and will rank:

●
pari passu in right of payment with all our other senior secured indebtedness from time to time outstanding;

●
senior in right of payment to our future indebtedness, if any, from time to time outstanding that is expressly subordinated to the Bonds;

●
senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in the collateral owned by us; and

●
structurally junior to all the indebtedness of our subsidiaries.

Security	The Bonds will be secured by a senior blanket lien on all assets of our Company, including all of our assets acquired with proceeds from the offering.

Use of Proceeds
We estimate that the net proceeds we will receive from this offering will be between approximately $1,761,000 and $1,856,000 if we sell the minimum offering amount and between approximately $44,025,000 and $44,737,500 the maximum offering amount, after deducting selling commissions and fees payable to our managing broker-dealer and selling group members, reimbursements for organizational and offering expenses to our Manager and a promotional fee payable to our Manager. As the selling commissions payable to our managing broker-dealer are greater for sales of Series B Bonds compared to Series A Bonds, the net proceeds from the offering will depend upon the sales mix of the Bonds.

We plan to use substantially all of the net proceeds from this offering to originate and make commercial mortgage loans and acquire other senior secured real estate debt investments consistent with our investment strategies. We may also use a portion of the net proceeds to pay fees to our Manager or its affiliates, for working capital and for other general corporate purposes. See “Use of Proceeds” for additional information.

Certain Covenants
The indenture will limit the indebtedness incurred by us, directly or indirectly (including debt of our subsidiaries), to 25% of the outstanding principal of any loans or other assets owned, directly or indirectly, by us. For purposes of complying the with 25% limitation described above, any principal owed on the Bonds will not count as indebtedness.

Change of Control - Offer to Purchase
If a Change of Control Repurchase Event as defined under "Description of Bonds - Certain Covenants" in this offering circular, occurs, we must offer to repurchase the Bonds at a price that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus any Contingent Interest Payment due to such Bondholder, plus (i) 1.02 times the then outstanding principal amount of the Bonds if such Bonds are at least four years from maturity; (ii) 1.015 times the then outstanding principal amount of the Bonds if such Bonds are at least three years, but no more than four years, from maturity; (iii) 1.01 times the then outstanding principal amount of the Bonds if such Bonds are at least two years, but no more than three years, from maturity; and (iv) the then outstanding principal amount of the Bonds if no more than two years from maturity.

Optional Redemption
The Series A Bonds may be redeemed at our option at no penalty within six months of maturity. The Series B Bonds may be redeemed at our option at no penalty within 18 months of maturity. We may extend maturity on the Bonds for six months in order to facilitate redemption of the Bonds in our sole discretion. If the Bonds are renewed for an additional term, we may redeem the Bonds at any time during such renewal period. Any redemption will occur at a price equal to the then outstanding principal amount of the Bonds, plus any accrued but unpaid interest, plus any Contingent Interest Payment due to such Bondholder. For the specific terms of the Optional Redemption, please see “Description of Bonds – Optional Redemption” for more information.

Default
The indenture governing the Bonds will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Bonds in certain circumstances. Events of default, other than payment defaults, will be subject to our company's right to cure within a certain number of days of such event of default. Our company will have the right to cure any payment default within 60 days before the trustee may declare a default and exercise the remedies under the indenture. See "Description of Bonds - Event of Default" for more information.

Form
The Bonds will be evidenced by global bond certificates deposited with a nominee holder or directly on the books and records of Direct Transfer, LLC, or Direct Transfer. It is anticipated that the nominee holder will be the Depository Trust Company, or DTC, or its nominee, Cede & Co., for those purchasers purchasing through a DTC participant subsequent to the Bonds gaining DTC eligibility. See "Description of Bonds - Book-Entry, Delivery and Form" for more information.

Bond Service Reserve
Our company will be required to keep 3.75% of gross offering proceeds in a reserve account with the trustee for a period of one (1) year following the first closing date, which reserve may be used to pay our company's Bond Service Obligations, as defined herein, during such time, and the remainder of which, if any, will be released to our company on the first anniversary of the first closing date if our company is otherwise in compliance with all terms of the Bonds.

Denominations	We will issue the Bonds only in denominations of $1,000.

Payment of Principal and Interest	Principal and interest on the Bonds will be payable in U.S. dollars or other legal tender, coin or currency of the U.S.

Future Issuances
We may, from time to time, without notice to or consent of the Bondholders, increase the aggregate principal amount of the Bonds outstanding by issuing additional bonds in the future with the same terms of the Bonds, except for the issue date and offering price, and such additional bonds shall be consolidated with the Bonds and form a single series.

Liquidity
This is a Tier 2, Regulation A offering where the offered securities will not be listed on a registered national securities exchange upon qualification. This offering is being conducted pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. After qualification, we may apply for these qualified securities to be eligible for quotation on an alternative trading system or over the counter market, if we determine that such market is appropriate given the structure of the Bonds and our company and our business objectives. There is no guarantee that the Bonds will be publicly listed or quoted or that a market will develop for them. Please review carefully "Risk Factors" for more information.

Trustee, Registrar and Paying Agent
We have designated Direct Transfer LLC as paying agent for the Bonds. Prime Trust, LLC, or Prime Trust, will act as trustee under the indenture. Direct Transfer LLC will act as registrar for the Bonds. The Bonds will be issued in book-entry form only, evidenced by global certificates for these Bonds held through DTC and on the books and records of Direct Transfer for those Bonds which are direct registered. As such, Direct Transfer will make payments to DTC, its nominee or directly to beneficial holders, as the case may be.

Governing Law	The indenture and the Bonds will be governed by the laws of the State of Delaware.

Material Tax Considerations
You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Bonds in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Risk Factors
An investment in the Bonds involves certain risks. You should carefully consider the risks above, as well as the other risks described under “Risk Factors” beginning on page 7 of this offering circular before making an investment decision.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this offering circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this offering circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. The matters summarized below and elsewhere in this offering circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in the Bonds is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment. An investment in the Bonds should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should consider the following risks before making a decision to purchase the Bonds. To the best of our knowledge, we have included all material risks to investors in this section.

Risks Related to the Bonds and to this Offering

The collateral securing the Bonds may be diluted under certain circumstances.

The indenture governing the Bonds permits us to incur, subject to certain limitations, additional indebtedness secured by liens on the collateral that rank pari passu with the liens securing the Bonds, including additional Bonds under the indenture. The rights of Bondholders would be diluted by any increase in indebtedness secured by the collateral.

The Bonds are not obligations of our subsidiaries and will be effectively subordinated to any future obligations of our company's subsidiaries, if any. Structural subordination increases the risk that we will be unable to meet our obligations on the Bonds.

The Bonds are our obligations exclusively and not of any of our subsidiaries. We do not currently have any subsidiaries, but we are not precluded from acquiring or forming subsidiaries by the indenture or otherwise. If acquired or formed, our company's subsidiaries are not expected to be guarantors of the Bonds and the Bonds are not required to be guaranteed by any subsidiaries our company may acquire or form in the future. The Bonds are also effectively subordinated to all of the liabilities of our company's subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our company's indebtedness, including the Bonds, or to make any funds available to make payments on the Bonds. Our company's right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our company's creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, in each case to the extent that our company is not recognized as a creditor of such subsidiary. In addition, even where our company is recognized as a creditor of a subsidiary, our company's rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

The Bonds do not eliminate our company's or its subsidiaries' ability to incur additional debt or take other action that could negatively impact Bondholders.

The indenture contains limited provisions that would directly limit our company's ability or the ability of its subsidiaries to incur indebtedness, including indebtedness that would be senior to the Bonds. The indenture will limit the indebtedness incurred by us, directly or indirectly (including debt of our subsidiaries), to 25% of the outstanding principal of any loans or other assets owned, directly or indirectly, by us. For purposes of complying the with 25% limitation described above, any principal owed on the Bonds will not count as indebtedness.

The Bonds be protected by limited restrictive covenants, which in turn may allow us to engage in a variety of transactions that may impair our ability to fulfill our obligations under the Bonds.

The indenture governing the Bonds will contain limited financial covenants and will not restrict us from paying dividends, incurring debt, directly or indirectly (including debt of our subsidiaries), in excess of 25% of any loans or other assets owned by us, directly or indirectly, or issuing other securities. Because the indenture will contain limited covenants or other provisions designed to afford the Bondholders protection in the event of a highly leveraged transaction involving us including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under “Description of Bonds – Certain Covenants,” we may engage in transactions that may impair our ability to fulfill our obligations under the Bonds.

Some significant restructuring transactions that may adversely affect you may not constitute a “Change of Control/Repurchase Event” under the indenture, in which case we would not be obligated to offer to repurchase the Bonds.

Upon the occurrence of a “Change of Control/Repurchase Event” (as defined under “Description of Bonds – Certain Covenants”), you will have the right, at your option, to require us to repurchase your Bonds for cash. However, the definition of Change of Control/Repurchase Event contained in the indenture will be limited to certain transactions. As a result, the Change of Control/Repurchase Event provision of the indenture will not afford protection to Bondholders in the event of other transactions that could adversely affect the Bonds. In the event of any such transaction, Bondholders would not have the right to require us to repurchase their Bonds, even though such a transaction could increase the amount of our indebtedness, or otherwise adversely affect the Bondholders.

It may be difficult to realize the value of the collateral securing the Bonds.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this document exceeds the principal amount of the Bonds. The value of the assets pledged as collateral could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Bonds. Any claim for the amount, if any, realized by Bondholders from the sale of the collateral and the obligations under the Bonds will rank pari passu in right of payment with all of our other senior secured indebtedness. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Bonds and all other senior secured obligations, interest may cease to accrue on the Bonds from and after the date the bankruptcy petition is filed.

The security interest of the trustee will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the trustee may need to obtain the consent of a third party to obtain access to collateral or enforce a security interest in a contract. We cannot assure you that the trustee will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the trustee may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

We have a minimum offering amount of $2,000,000, and if we only sell the minimum offering amount, our investment objectives may become more difficult to reach.

We have a minimum offering amount of $2,000,000. While we believe we will be able to reach our investment objectives regardless of the amount of the raise, it may be more difficult to do so if we only sell the minimum offering amount. Such a result may negatively impact our liquidity. In that event, our investment costs may increase, which may decrease our ability to make payments to Bondholders.

Our trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request, order or direction of any of the Bondholders, pursuant to the provisions of the indenture, unless such Bondholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

The indenture governing the Bonds provides that in case an event of default occurs and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Bonds will have limited transferability and liquidity.

Prior to this offering, there was no active market for the Bonds. Although we may apply for quotation of the Bonds on an alternative trading system or over the counter market, even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, the Bonds will not be quoted on an alternative trading system or over the counter market until after the termination of this offering, if at all. Therefore, investors will be required to wait until at least after the final termination date of this offering for such quotation. The initial public offering price for the Bonds has been determined by us. You may not be able to sell the Bonds you purchase at or above the initial offering price.

Alternative trading systems and over the counter markets, as with other public markets, may from time to time experience significant price and volume fluctuations. As a result, the market price of the Bonds may be similarly volatile, and Bondholders may from time to time experience a decrease in the value of their Bonds, including decreases unrelated to our operating performance or prospects. The price of the Bonds could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this offering circular.

No assurance can be given that the market price of the Bonds will not fluctuate or decline significantly in the future or that Bondholders will be able to sell their Bonds when desired on favorable terms, or at all. Further, the sale of the Bonds may have adverse federal income tax consequences.

Our lack of operating history makes it difficult for you to evaluate this investment.

We are a recently formed entity with no operating history and may not be able to successfully operate our business or achieve our investment objectives. We may not be able to conduct our business as described in our plan of operation.

You will not have the opportunity to evaluate our investments before we make them, and we may make investments that would have changed your decision as to whether to invest in the Bonds.

As of the date of this offering circular, we own no assets. We are not able to provide you with information to evaluate our future investments. We will seek to invest substantially all of the offering proceeds available for investment, after the payment of commissions, fees and expenses, in the origination of loans and investing in debt and related instruments supported by commercial real estate in the U.S. We have established criteria for evaluating potential investments. However, you will be unable to evaluate the transaction terms or data concerning the investments before we make investments. You will be relying entirely on the ability of our Manager, through our Sponsor and its management team, to identify suitable investments and propose transactions for our Manager to oversee and approve. These factors increase the risk that we may not generate the returns that you seek by investing in the Bonds.

The inability to retain or obtain key personnel could delay or hinder implementation of our investment strategies, which could impair our ability to honor our obligations under the terms of Bonds and could reduce the value of your investment.

Our success depends to a significant degree upon the contributions of our Sponsor's management team. We do not have employment agreements with any of these individuals nor do we currently have key man life insurance on any of these individuals. If any of them were to cease their affiliation with us, our Manager or our Sponsor, our Sponsor may be unable to find suitable replacements, and our operating results could suffer. Competition for highly skilled personnel is intense, and our Sponsor may be unsuccessful in attracting and retaining such skilled personnel. If our Sponsor loses or is unable to obtain the services of highly skilled personnel, our ability to implement our investment strategies could be delayed or hindered, and our ability to pay obligations on the Bonds may be materially and adversely affected.

We rely on Crescent Securities Group, Inc., our managing broker-dealer, to sell the Bonds pursuant to this offering. If our managing broker-dealer is not able to market the Bonds effectively, we may be unable to raise sufficient proceeds to meet our business objectives.

We have engaged Crescent Securities Group, Inc., to act as our managing broker-dealer for this offering, and we rely on our managing broker-dealer to use its best efforts to sell the Bonds offered hereby. It would also be challenging and disruptive to locate an alternative managing broker-dealer for this offering. Without improved capital raising, our portfolio will be smaller relative to our general and administrative costs and less diversified than it otherwise would be, which could adversely affect the value of your investment in us.

Under certain circumstances, we may redeem the Bonds before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

Under certain circumstances, we may redeem all or a portion of the Bonds. See "Description of Bonds - Optional Redemption" for more information. If redeemed, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Bonds.

There is no guarantee that a Bondholder will receive a Contingent Interest Payment.

As the Contingent Interest Payment is determined by multiplying the Spread by a percentage, the Spread must be positive for the Contingent Interest Payment to be paid. As the Spread is contingent upon the revenue of our investments, the Contingent Interest Payment is dependent on our investments providing revenue in excess of the expenses deducted to calculate the Spread. If it is not, the Bondholder will not receive a Contingent Interest Payment.

Risks Related to Our Corporate Structure

Because we are dependent upon our Sponsor and its affiliates to conduct our operations, any adverse changes in the financial health of our Sponsor or its affiliates or our relationship with them could hinder our operating performance and our ability to meet our financial obligations.

We are dependent on our Sponsor, as the sole member of our Manager, and its affiliates to manage our operations and acquire and manage our portfolio of real estate assets. Our Manager, a wholly-owned subsidiary of our Sponsor, makes all decisions with respect to our management. Our Manager and our Sponsor depend upon the fees and other compensation that it receives from us in connection with the purchase, management and sale of our properties to conduct its operations. Any adverse changes in the financial condition of our Manager or our Sponsor or our relationship with our Manager or our Sponsor could hinder its ability to successfully manage our operations and our portfolio of investments.

You will have no control over changes in our policies and day-to-day operations, which lack of control increases the uncertainty and risks you face as an investor in the Bonds. In addition, our Sponsor, through our Manager, may change our major operational policies without your approval.

Our Sponsor, as the sole member of our Manager, determines our major policies, including our policies regarding financing, growth, debt capitalization, and distributions. Our Sponsor, as sole member of our Manager, may amend or revise these and other policies without your approval. As a Bondholder, you will have no rights under the limited liability company agreement of our company, or our “operating agreement.” See "General Information as to Our Company – Operating Agreement" herein for a detailed summary of our operating agreement.

Our Sponsor, as the sole member of our Manager, is responsible for the day-to-day operations of our company and the selection and management of investments and has broad discretion over the use of proceeds from this offering. Accordingly, you should not purchase Bonds unless you are willing to entrust all aspects of the day-to-day management and the selection and management of investments to our Sponsor. Specifically, our Sponsor is controlled by Chip Cummings, Joseph Elias and Kevin Kennedy, and as a result, they will be able to exert significant control over our operations.  Our company has a board of managers comprised of Chip Cummings, Joseph Elias and Kevin Kennedy. Our board of managers has exclusive control over the operations of our Sponsor, our Manager and us. As a result, we are dependent on our board of managers to properly choose investments and manage our company. In addition, our Sponsor may, or may cause our Manager to, retain independent contractors to provide various services for us, and you should note that such contractors will have no fiduciary duty to you and may not perform as expected or desired.

Bondholders will have no right to remove our Manager or otherwise change our management, even if we are underperforming and not attaining our investment objectives.

Only the members of our company have the right to remove our Manager, and currently our Manager is our sole member. Bondholders will have no rights in our management and will have no ability to remove our Manager.

Our Manager and its executive officers will have limited liability for, and will be indemnified and held harmless from, the losses of our company.

Our Manager, our Sponsor and its executive officers and their agents and assigns, will not be liable for, and will be indemnified and held harmless (to the extent of our company's assets) from any loss or damage incurred by them, our company or the members in connection with the business of our company resulting from any act or omission performed or omitted in good faith, which does not constitute fraud, willful misconduct, gross negligence or breach of fiduciary duty. A successful claim for such indemnification could deplete our company's assets by the amount paid. See "General Information as to Our Company - Operating Agreement - Indemnification" below for a detailed summary of the terms of our operating agreement. Our operating agreement is filed as an exhibit to the offering statement of which this offering circular is a part.

If we sell substantially less than all the Bonds, the costs we incur to comply with the rules of the SEC regarding financial reporting and other fixed costs will be a larger percentage of our net income and may reduce the return on your investment.

We expect to incur significant costs in maintaining compliance with the financial reporting for a Tier II Regulation A issuer and that our management will spend a significant amount of time assessing the effectiveness of our internal control over financial reporting. We do not anticipate that these costs or the amount of time our management will be required to spend will be significantly less if we sell substantially less than all of the Bonds we are offering.

Risks Related to Conflicts of Interest

Our Manager and our Sponsor, its executive officers and its affiliates face conflicts of interest relating to the purchase of assets, and such conflicts may not be resolved in our favor, which could limit our investment opportunities, impair our ability to make distributions and reduce the value of your investment.

We rely on our Sponsor, its executive officers and its affiliates to identify suitable investment opportunities. We may be acquiring assets at the same time as other entities that are affiliated with our Sponsor. Such programs also rely on our Sponsor, its executive officers and its affiliates for investment opportunities. Our Sponsor has sponsored similar privately offered programs and may in the future sponsor similar private and public programs that have investment objectives similar to ours. Therefore, our Sponsor, its executive officers and its affiliates could be subject to conflicts of interest between our company and other programs. Many investment opportunities would be suitable for us as well as other programs. Our Sponsor could direct attractive investment opportunities to other entities. Such events could result in our investing in assets that provide less attractive returns, impairing our ability to honor our obligations under the terms of the Bonds and the value of your investment. See "Selection, Retention and Custody of Company's Investments" and "Policies with Respect to Certain Transactions" for more information.

Payment of fees to our Manager and our Sponsor and their affiliates will reduce cash available for investment and fulfillment of our obligations with respect to the Bonds.

Our Manager and our Sponsor and its affiliates perform services for us in connection with the selection and acquisition of our investments. They are paid fees for these services, which reduces the amount of cash available for investment and for payment of our obligations with respect to the Bonds. Although customary in the industry, the fees to be paid to our Manager and our Sponsor and its affiliates were not determined in an arm's-length negotiation. We cannot assure you that a third party unaffiliated with our Sponsor would not be willing to provide such services to us at a lower price. If the maximum offering amount is raised, comprised of $15,000,000 of Series A Bonds and $35,000,000 of Series B Bonds, and used to acquire assets, we estimate that we will pay our Sponsor or its affiliates approximately $1,127,550, comprised of an asset management fee of 2.00% of the outstanding principal amount of the Series A Bonds and 1.75% of the outstanding principal amount of the Series B Bonds and an acquisition fee of 0.5% of the purchase price of assets acquired. In addition to this, our Manager will be reimbursed for organizational and offering expenses of up to 2.00% of offering proceeds (up to $40,000 at the minimum offering amount and up to $1,000,000 at the maximum offering amount). We will also pay our Manager a promotional fee of up to 2.00% of gross proceeds (up to $40,000 at the minimum offering amount and up to $1,000,000 at the maximum offering amount); provided, however, in no event will reimbursements to our Manager for organizational and offering expenses and the promotional fee payable to our Manger exceed 2.00% of the offering proceeds. See "Selection, Retention and Custody of Company's Investments" and "Policies with Respect to Certain Transactions" for more information.

Our Sponsor or its affiliates will receive certain fees regardless of the performance of our company or an investment in the Bonds.

Our Sponsor or its affiliates will receive an asset management fee of 2.00% of the outstanding principal amount of the Series A Bonds and 1.75% of the outstanding principal amount of the Series B Bonds and an acquisition fee equal to 0.5% of the purchase price assets acquired. These fees will be paid regardless of our success and the performance of the Bonds.

Our Sponsor may, or may cause our Manager to, increase the fees payable to it and/or its affiliates with the consent of a majority of the Bonds.

Our Sponsor will have the power to contractually bind our Manager and us. As a result, our Sponsor may agree to increase the fees payable to it and/or its affiliates with the consent of a majority of the Bonds. For this purpose, a Bondholder will be deemed to have consented with respect to its Bonds if the Bondholder has not objected in writing within five (5) calendar days after the receipt of the consent request. As a result, our Sponsor may increase fees paid to it or its affiliates without the affirmative consent of the Bondholders.

Our Sponsor and its affiliates, including its officers, face conflicts of interest caused by compensation arrangements with us and other programs sponsored by our Sponsor or its affiliates, which could result in actions that are not in the long term best interests of our Bondholders.

Our Sponsor or its affiliates receive fees from us. These fees could influence our Manager’s, being wholly controlled by our Sponsor, advice to us, as well as the judgment of the affiliates of our Sponsor who serve as our officers. Among other matters, the compensation arrangements could affect their judgment with respect to property acquisitions from, or the making of investments in, other programs sponsored by our Sponsor, which might entitle affiliates of our Sponsor to disposition fees and other possible fees in connection with its services for the seller. See "Selection, Retention and Custody of Company's Investments" and "Policies with Respect to Certain Transactions" for more information.

Considerations relating to their compensation from other programs could result in decisions that are not in the best interests of our Bondholders, which could hurt our ability to perform our obligations related to the Bonds or result in a decline in the value of your investment.

If the competing demands for the time of our Manager and our Sponsor, its affiliates and its officers result in them spending insufficient time on our business, we may miss investment opportunities or have less efficient operations, which could reduce our profitability and impair our ability to honor our obligations under the Bonds.

We do not have any employees. We rely on the employees of our Sponsor, as the sole member of our Manager, and its affiliates for the day-to-day operation of our business. The amount of time that our Sponsor and its affiliates spend on our business will vary from time to time and is expected to be greater while we are raising money and acquiring properties. Our Sponsor and its affiliates, including its officers, have interests in other programs and engage in other business activities. As a result, they will have conflicts of interest in allocating their time between us and other programs and activities in which they are involved. Because these persons have competing interests on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. We expect that as our activities expand, our Sponsor will attempt to hire additional employees who would devote substantially all of their time to our business. There is no assurance that our Sponsor or our Manager will devote adequate time to our business. If our Sponsor suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, it may allocate less time and resources to our operations. If any of these things occur, our ability to honor obligations under the Bonds may be adversely affected.

Risks Related to Our Lending and Investment Activities

Our loans and investments expose us to risks associated with debt-oriented real estate investments generally.

We seek to invest primarily in debt instruments relating to real estate-related assets. As such, we are subject to, among other things, risk of defaults by borrowers in paying debt service on outstanding indebtedness and to other impairments of our loans and investments. Any deterioration of real estate fundamentals generally, and in the U.S. in particular, could negatively impact our performance by making it more difficult for borrowers of our mortgage loans, or borrower entities, to satisfy their debt payment obligations, increasing the default risk applicable to borrower entities, and/or making it more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of borrower entities and/or the value of underlying real estate collateral relating to our investments and may include economic and/or market fluctuations, changes in environmental, zoning and other laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand, fluctuations in real estate fundamentals, the financial resources of borrower entities, energy supply shortages, various uninsured or uninsurable risks, natural disasters, political events, terrorism and acts of war, changes in government regulations, changes in real property tax rates and/or tax credits, changes in operating expenses, changes in interest rates, changes in inflation rates, changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, negative developments in the economy and/or adverse changes in real estate values generally and other factors that are beyond our control.

We cannot predict the degree to which economic conditions generally, and the conditions for real estate debt investing in particular, will improve or decline. Any declines in the performance of the U.S. and global economies or in the real estate debt markets could have a material adverse effect on our business, financial condition, and results of operations.

Commercial real estate-related investments that are secured by real property are subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial real estate debt instruments (e.g., mortgages) that are secured by commercial property are subject to risks of delinquency and foreclosure and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

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tenant mix and tenant bankruptcies;

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success of tenant businesses;

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property management decisions, including with respect to capital improvements, particularly in older building structures;

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property location and condition;

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competition from other properties offering the same or similar services;

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changes in laws that increase operating expenses or limit rents that may be charged;

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any need to address environmental contamination at the property;

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changes in global, national, regional, or local economic conditions and/or specific industry segments;

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declines in global, national, regional or local real estate values;

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declines in global, national, regional or local rental or occupancy rates;

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changes in interest rates, foreign exchange rates, and in the state of the credit and securitization markets and debt and equity capital markets, including diminished availability or lack of debt financing for commercial real estate;

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changes in real estate tax rates, tax credits and other operating expenses;

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changes in governmental rules, regulations and fiscal policies, including income tax regulations and environmental legislation;

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acts of God, terrorism, social unrest and civil disturbances, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; and

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adverse changes in zoning laws.

In addition, we are exposed to the risk of judicial proceedings with our borrowers and entities we invest in, including bankruptcy or other litigation, as a strategy to avoid foreclosure or enforcement of other rights by us as a lender or investor. In the event that any of the properties or entities underlying or collateralizing our loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments could be reduced, which would adversely affect our results of operations and financial condition.

Fluctuations in interest rates and credit spreads could reduce our ability to generate income on our loans and other investments, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

Our primary interest rate exposures relate to the yield on our loans and other investments and the financing cost of our debt. Changes in interest rates and credit spreads may affect our net income from loans and other investments, which is the difference between the interest and related income we earn on our interest-earning investments and the interest and related expense we incur in financing these investments. Interest rate and credit spread fluctuations resulting in our interest and related expense exceeding interest and related income would result in operating losses for us. Changes in the level of interest rates and credit spreads also may affect our ability to make loans or investments, the value of our loans and investments and our ability to realize gains from the disposition of assets. Increases in interest rates and credit spreads may also negatively affect demand for loans and could result in higher borrower default rates.

Our operating results depend, in part, on differences between the income earned on our investments, net of credit losses, and our financing costs. The yields we earn on our floating-rate assets and our borrowing costs tend to move in the same direction in response to changes in interest rates. However, one can rise or fall faster than the other, causing our net interest margin to expand or contract. In addition, we could experience reductions in the yield on our investments and an increase in the cost of our financing. Although we seek to match the terms of our liabilities to the expected lives of loans that we acquire or originate, circumstances may arise in which our liabilities are shorter in duration than our assets, resulting in their adjusting faster in response to changes in interest rates. For any period during which our investments are not match-funded, the income earned on such investments may respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may immediately and significantly decrease our results of operations and cash flows and the market value of our investments. In addition, unless we enter into hedging or similar transactions with respect to the portion of our assets that we fund using our balance sheet, returns we achieve on such assets will generally increase as interest rates for those assets rise and decrease as interest rates for those assets decline.

We operate in a competitive market for lending and investment opportunities which may intensify, and competition may limit our ability to originate or acquire desirable loans and investments or dispose of assets we target and could also affect the yields of these assets and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market for lending and investment opportunities, which may intensify. Our profitability depends, in large part, on our ability to originate or acquire our target assets on attractive terms. In originating or acquiring our target assets, we compete for opportunities with a variety of lenders and investors, including REITs, specialty finance companies, public and private funds (including funds managed by affiliates of our Sponsor), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, such as the U.S. Government. Many of our competitors are not subject to the operating constraints associated with maintaining an exclusion from regulation under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target assets may lead to decreasing yields, which may further limit our ability to generate desired returns. Also, as a result of this competition, desirable loans and investments in our target assets may be limited in the future and we may not be able to take advantage of attractive lending and investment opportunities from time to time, thereby limiting our ability to identify and originate or acquire loans or make investments that are consistent with our investment objectives. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

Prepayment rates may adversely affect our financial performance and the value of certain of our assets.

Our business is currently focused on originating mortgage loans or other debt instruments secured by commercial real estate assets. Our borrowers may be able to repay their loans prior to their stated maturities. In periods of declining interest rates and/or credit spreads, prepayment rates on loans generally increase. If general interest rates or credit spreads decline at the same time, the proceeds of such prepayments received during such periods may not be reinvested for some period of time or may be reinvested by us in assets yielding less than the yields on the assets that were prepaid.

Prepayment rates on loans may be affected by a number of factors including, but not limited to, the then-current level of interest rates and credit spreads, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic and legal factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks.

Difficulty in redeploying the proceeds from repayments of our existing loans and investments may cause our financial performance and our ability to fulfill our obligations relative to the Bonds.

As our loans and investments are repaid, we will look to redeploy the proceeds we receive into new loans and investments, repay borrowings, pay interest on the Bonds or redeem outstanding Bonds. It is possible that we will fail to identify reinvestment options that would provide returns or a risk profile that is comparable to the asset that was repaid. If we fail to redeploy the proceeds we receive from repayment of a loan in equivalent or better alternatives, our financial performance and our ability to fulfill our obligations related to the Bonds will suffer.

If we are unable to successfully integrate new assets and manage our growth, our results of operations and financial condition may suffer.

We may be unable to successfully and efficiently integrate newly-acquired assets into our existing portfolio or otherwise effectively manage our assets or our growth effectively. In addition, increases in our portfolio of assets and/or changes in the mix of our assets may place significant demands on our Manager’s administrative, operational, asset management, financial and other resources. Any failure to manage increases in size effectively could adversely affect our results of operations, financial condition and ability to fulfill our obligations related to the Bonds.

The lack of liquidity in certain of our assets may adversely affect our business.

The illiquidity of certain of our assets may make it difficult for us to sell such investments if the need or desire arises. Certain assets such as mortgages other loans are relatively illiquid investments due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default. In addition, certain of our investments may become less liquid after our investment as a result of periods of delinquencies or defaults or turbulent market conditions, which may make it more difficult for us to dispose of such assets at advantageous times or in a timely manner. Moreover, many of the loans and securities we invest in are not registered under the relevant securities laws, resulting in limitations or prohibitions against their transfer, sale, pledge or their disposition except in transactions that are exempt from registration requirements or are otherwise in accordance with such laws. As a result, many of our investments are illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, for example as a result of margin calls, we may realize significantly less than the value at which we have previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment to the extent that we or our Manager (and/or its affiliates) has or could be attributed as having material, non-public information regarding the borrower entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations, financial condition and ability to fulfill our obligations related to the Bonds.

Any distressed loans or investments we make, or loans and investments that later become distressed, may subject us to losses and other risks relating to bankruptcy proceedings.

While our loans and investments focus primarily on “performing” real estate-related interests, our loans and investments may also include making distressed investments from time to time (e.g., investments in defaulted, out-of-favor or distressed loans and debt securities) or may involve investments that become “sub-performing” or “non-performing” following our acquisition thereof. Certain of our investments may include properties that typically are highly leveraged, with significant burdens on cash flow and, therefore, involve a high degree of financial risk. During an economic downturn or recession, loans or securities of financially or operationally troubled borrowers or issuers are more likely to go into default than loans or securities of other borrowers or issuers. Loans or securities of financially or operationally troubled issuers are less liquid and more volatile than loans or securities of borrowers or issuers not experiencing such difficulties. The market prices of such securities are subject to erratic and abrupt market movements and the spread between bid and ask prices may be greater than normally expected. Investment in the loans or securities of financially or operationally troubled borrowers or issuers involves a high degree of credit and market risk.

In certain limited cases (e.g., in connection with a workout, restructuring and/or foreclosing proceedings involving one or more of our investments), the success of our investment strategy will depend, in part, on our ability to effectuate loan modifications and/or restructure and improve the operations of our borrower entities. The activity of identifying and implementing successful restructuring programs and operating improvements entails a high degree of uncertainty. There can be no assurance that we will be able to identify and implement successful restructuring programs and improvements with respect to any distressed loans or investments we may have from time to time.

These financial or operating difficulties may never be overcome and may cause borrower entities to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our investments and in certain circumstances, become subject to certain additional potential liabilities that may exceed the value of our original investment therein. For example, under certain circumstances, a lender that has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment and/or may be required to accept different terms, including payment over an extended period of time. In addition, under certain circumstances, payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment, or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize value from collateral for loan positions held by us, may adversely affect the economic terms and priority of such loans through doctrines such as equitable subordination or may result in a restructuring of the debt through principles such as the “cramdown” provisions of the bankruptcy laws.

Loans on properties in transition will involve a greater risk of loss than conventional mortgage loans.

We may invest in transitional loans to borrowers who are typically seeking relatively short-term capital to be used in an acquisition or rehabilitation of a property. The typical borrower in a transitional loan has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to improve according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the transitional loan, and we bear the risk that we may not recover some or all of our investment.

In addition, borrowers usually use the proceeds of a conventional mortgage to repay a transitional loan. Transitional loans therefore are subject to the risk of a borrower’s inability to obtain permanent financing to repay the transitional loan. In the event of any default under transitional loans that may be held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the transitional loan. To the extent we suffer such losses with respect to these transitional loans, it could adversely affect our results of operations and financial condition.

Risks of cost overruns and noncompletion of renovations of properties in transition may result in significant losses.

The renovation, refurbishment or expansion of a property by a borrower involves risks of cost overruns and noncompletion. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. Other risks may include rehabilitation costs exceeding original estimates, possibly making a project uneconomical, environmental risks, delays in legal and other approvals and rehabilitation and subsequent leasing of the property not being completed on schedule. If such renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged reduction of net operating income and may not be able to make payments on our investment on a timely basis or at all, which could result in significant losses.

There are increased risks involved with our lending activities to renovation or rehabilitation projects.

Lending to projects involving renovations or rehabilitations, which include our investment in loans that fund the such projects, may expose us to increased lending risks. Lending to projects involving renovations or rehabilitations generally is considered to involve a higher degree of risk of non-payment and loss than other types of lending due to a variety of factors, including the difficulties in estimating costs and anticipating delays and, generally, the dependency on timely, successful completion and the lease-up and commencement of operations post-completion. In addition, since such loans generally entail greater risk than mortgage loans collateralized by income-producing property, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with such loans. Further, as the lender under a such a loan, we may be obligated to fund all or a significant portion of the loan at one or more future dates. We may not have the funds available at such future date(s) to meet our funding obligations under the loan. In that event, we would likely be in breach of the loan unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all.

If a borrower fails to complete the project or experiences cost overruns, there could be adverse consequences associated with the loan, including a decline in the value of the property securing the loan, a borrower claim against us for failure to perform under the loan documents if we choose to stop funding, increased costs to the borrower that the borrower is unable to pay, a bankruptcy filing by the borrower, and abandonment by the borrower of the collateral for the loan.

Changes to, or the elimination of, LIBOR may adversely affect interest expense related to our loans and investments.

Regulators and law-enforcement agencies from a number of governments, including entities in the U.S., have been conducting civil and criminal investigations into whether the banks that contributed to the British Bankers’ Association, or the BBA, in connection with the calculation of daily LIBOR may have underreported or otherwise manipulated or attempted to manipulate LIBOR. Several financial institutions have reached settlements with the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice Fraud Section and the U.K. Financial Services Authority in connection with investigations by such authorities into submissions made by such financial institutions to the bodies that set LIBOR and other interbank offered rates. In such settlements, such financial institutions admitted to submitting rates to the BBA that were lower than the actual rates at which such financial institutions could borrow funds from other banks. Additional investigations remain ongoing with respect to other major banks and no assurance can be made that there will not be further admissions or findings of rate setting manipulation or that improper manipulation of LIBOR or other similar inter-bank lending rates will not occur in the future.

Based on a review conducted by the Financial Conduct Authority of the U.K., or the FCA, and a consultation conducted by the European Commission, proposals have been made for governance and institutional reform, regulation, technical changes and contingency planning. In particular: (a) new legislation has been enacted in the United Kingdom pursuant to which LIBOR submissions and administration are now “regulated activities” and manipulation of LIBOR has been brought within the scope of the market abuse regime; (b) legislation has been proposed which if implemented would, among other things, alter the manner in which LIBOR is determined, compel more banks to provide LIBOR submissions, and require these submissions to be based on actual transaction data; and (c) LIBOR rates for certain currencies and maturities are no longer published daily. In addition, pursuant to authorization from the FCA, ICE Benchmark Administration Limited (formerly NYSE Euronext Rate Administration Limited), or the IBA, took over the administration of LIBOR from the BBA on February 1, 2014. Any new administrator of LIBOR may make methodological changes to the way in which LIBOR is calculated or may alter, discontinue or suspend calculation or dissemination of LIBOR.

In a speech on July 27, 2017, Andrew Bailey, the Chief Executive of the FCA, announced the FCA’s intention to cease sustaining LIBOR after 2021. The FCA has statutory powers to require panel banks to contribute to LIBOR where necessary. The FCA has decided not to ask, or to require, that panel banks continue to submit contributions to LIBOR beyond the end of 2021. The FCA has indicated that it expects that the current panel banks will voluntarily sustain LIBOR until the end of 2021. The FCA’s intention is that after 2021, it will no longer be necessary for the FCA to ask, or to require, banks to submit contributions to LIBOR. The FCA does not intend to sustain LIBOR through using its influence or legal powers beyond that date. It is possible that the IBA and the panel banks could continue to produce LIBOR on the current basis after 2021, if they are willing and able to do so, but we cannot make assurances that LIBOR will survive in its current form, or at all. We cannot predict the effect of the FCA’s decision not to sustain LIBOR, or, if changes are ultimately made to LIBOR, the effect of those changes. Any such changes could increase our financing costs, which could impact our results of operations, cash flows and the market value of our investments.

Our success depends on the availability of attractive investments and our Manager’s ability to identify, structure, consummate, leverage, manage and realize returns on our investments.

Our operating results are dependent upon the availability of, as well as our Manager’s ability, and by extension, our Sponsor’s ability, to identify, structure, consummate, leverage, manage and realize returns on our investments. In general, the availability of favorable investment opportunities and, consequently, our returns, will be affected by the level and volatility of interest rates and credit spreads, conditions in the financial markets, general economic conditions, the demand for investment opportunities in our target assets and the supply of capital for such investment opportunities. We cannot assure you that our Manager will be successful in identifying and consummating investments that satisfy our rate of return objectives or that such investments, once made, will perform as anticipated.

Real estate valuation is inherently subjective and uncertain.

The valuation of real estate and therefore the valuation of any collateral underlying our loans is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. In addition, where we invest in loans for renovation or rehabilitation projects, initial valuations will assume completion of the project. As a result, the valuations of the real estate assets against which we will make or acquire loans are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. This is true regardless of whether we internally perform such valuation or hire a third party to do so.

Our loans and investments may be concentrated in terms of geography, asset types, and sponsors.

We are not required to observe specific diversification criteria. Therefore, our investments may be concentrated in certain property types that may be subject to higher risk of default or foreclosure or secured by properties concentrated in a limited number of geographic locations.

To the extent that our assets are concentrated in any one region or type of asset, downturns generally relating to such type of asset or region may result in defaults on a number of our investments within a short time period, which could adversely affect our results of operations and financial condition. In addition, because of asset concentrations, even modest changes in the value of the underlying real estate assets could have a significant impact on the value of our investment. As a result of any high levels of concentration, any adverse economic, political or other conditions that disproportionately affects those geographic areas or asset classes could have a magnified adverse effect on our results of operations and financial condition, and the value of our stockholders’ investments could vary more widely than if we invested in a more diverse portfolio of loans.

The due diligence process that our Manager undertakes in regard to investment opportunities may not reveal all facts that may be relevant in connection with an investment and if our Manager incorrectly evaluates the risks of our investments we may experience losses.

Before making investments for us, our Manager conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances relevant to each potential investment. When conducting due diligence, our Manager may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of potential investment. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. If our Manager underestimates the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

Moreover, investment analyses and decisions by our Manager may frequently be required to be undertaken on an expedited basis to take advantage of investment opportunities. In such cases, the information available to our Manager at the time of making an investment decision may be limited, and they may not have access to detailed information regarding such investment. Therefore, we cannot assure you that our Manager will have knowledge of all circumstances that may adversely affect such investment.

Insurance on loans and real estate securities collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might result in insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to a property relating to one of our investments might not be adequate to restore our economic position with respect to our investment. Any uninsured loss could result in the corresponding nonperformance of or loss on our investment related to such property.

The impact of any future terrorist attacks and the availability of affordable terrorism insurance expose us to certain risks.

Terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the U.S. and its allies may have an adverse impact on the U.S. financial markets and the economy in general. We cannot predict the severity of the effect that any such future events would have on the U.S. financial markets, the economy or our business. Any future terrorist attacks could adversely affect the credit quality of some of our loans and investments. Some of our loans and investments will be more susceptible to such adverse effects than others, particularly those secured by properties in major cities or properties that are prominent landmarks or public attractions. We may suffer losses as a result of the adverse impact of any future terrorist attacks and these losses may adversely impact our results of operations.

In addition, the enactment of the Terrorism Risk Insurance Act of 2002, or TRIA, and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2015, which extended TRIA through the end of 2020, requires insurers to make terrorism insurance available under their property and casualty insurance policies and provides federal compensation to insurers for insured losses. However, this legislation does not regulate the pricing of such insurance and there is no assurance that this legislation will be extended beyond 2020. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties that we invest in are unable to obtain affordable insurance coverage, the value of those investments could decline and in the event of an uninsured loss, we could lose all or a portion of our investment.

We may need to foreclose on certain of the loans we originate or acquire, which could result in losses that harm our results of operations and financial condition.

We may find it necessary or desirable to foreclose on certain of the loans we originate or acquire, and the foreclosure process may be lengthy and expensive. If we foreclose on an asset, we may take title to the property securing that asset, and if we do not or cannot sell the property, we would then come to own and operate it as “real estate owned.” Owning and operating real property involves risks that are different (and in many ways more significant) than the risks faced in owning an asset secured by that property. In addition, we may end up owning a property that we would not otherwise have decided to acquire directly at the price of our original investment or at all, and the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us.

Whether or not we have participated in the negotiation of the terms of any such loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower’s position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and could potentially result in a reduction or discharge of a borrower’s debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net sale proceeds and, therefore, increase any such losses to us.

The properties underlying our investments may be subject to unknown liabilities, including environmental liabilities, that could affect the value of these properties and as a result, our investments.

Collateral properties underlying our investments may be subject to unknown or unquantifiable liabilities that may adversely affect the value of our investments. Such defects or deficiencies may include title defects, title disputes, liens, servitudes or other encumbrances on the mortgaged properties. The discovery of such unknown defects, deficiencies and liabilities could affect the ability of our borrowers to make payments to us or could affect our ability to foreclose and sell the underlying properties, which could adversely affect our results of operations and financial condition.

Furthermore, to the extent we foreclose on properties with respect to which we have extended loans, we may be subject to environmental liabilities arising from such foreclosed properties. Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

If we foreclose on any properties underlying our investments, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, therefore the discovery of material environmental liabilities attached to such properties could adversely affect our results of operations and financial condition.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our investments, including the Bonds issued in our securitization transactions for which we are required to retain a portion of the credit risk, may be rated by rating agencies. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value and liquidity of our investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

Investments in non-conforming and non-investment grade rated loans or securities involve increased risk of loss.

Many of our investments may not conform to conventional loan standards applied by traditional lenders and either will not be rated (as is typically the case for private loans) or will be rated as non-investment grade by the rating agencies. Private loans often are not rated by credit rating agencies. Non-investment grade ratings typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the underlying properties’ cash flow or other factors. As a result, these investments should be expected to have a higher risk of default and loss than investment-grade rated assets. Any loss we incur may be significant and may adversely affect our results of operations and financial condition. There are no limits on the percentage of unrated or non-investment grade rated assets we may hold in our investment portfolio.

We must manage our portfolio so that we do not become an investment company that is subject to regulation under the Investment Company Act.

We conduct our operations so that we avail ourselves of the statutory exclusion provided in Section 3(c)(5)(C) for companies engaged primarily in investment in mortgages and other liens on or interests in real estate. In order to qualify for this exclusion, we must maintain, on the basis of positions taken by the SEC’s Division of Investment Management, or the “Division,” in interpretive and no-action letters, a minimum of 55% of the value of our total assets in mortgage loans and other related assets that are considered “mortgages and other liens on and interests in real estate,” which we refer to as “Qualifying Interests,” and a minimum of 80% in Qualifying Interests and real estate-related assets. In the absence of SEC or Division guidance that supports the treatment of other investments as Qualifying Interests, we will treat those other investments appropriately as real estate-related assets or miscellaneous assets depending on the circumstances.

In August 2011, the SEC staff commenced an advance notice rulemaking initiative, indicating that it is reconsidering its interpretive policy under Section 3(c)(5)(C) and whether to advance rulemaking to define the basis for the exclusion. We cannot predict the outcome of this reconsideration or potential rulemaking initiative and its impact on our ability to rely on the exclusion. To the extent that the SEC or its staff provides more specific guidance regarding any of the matters bearing upon the requirements of Section 3(c)(5)(C) of the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC or its staff could further inhibit our ability to pursue the strategies we have chosen.

Because registration as an investment company would significantly affect our ability to engage in certain transactions or be structured in the manner we currently are, we intend to conduct our business so that we will continue to satisfy the requirements to avoid regulation as an investment company. If we do not meet these requirements, we could be forced to alter our investment portfolio by selling or otherwise disposing of a substantial portion of the assets that do not satisfy the applicable requirements or by acquiring a significant position in assets that are Qualifying Interests. Any such investments may not represent an optimum use of capital when compared to the available investments we and our subsidiaries target pursuant to our investment strategy and present additional risks to us. We continue to analyze our investments and may make certain investments when and if required for compliance purposes. Altering our portfolio in this manner may have an adverse effect on our investments if we are forced to dispose of or acquired assets in an unfavorable market.

If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. In order to comply with provisions that allow us to avoid the consequences of registration under the Investment Company Act, we may need to forego otherwise attractive opportunities and limit the manner in which we conduct our operations. Therefore, compliance with the requirements of the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

Rapid changes in the values of our other real estate-related investments may make it more difficult for us to maintain our exclusion from regulation under the Investment Company Act.

If the market value or income potential of real estate-related investments declines, we may need to alter the mix of our portfolio of assets in order to maintain our exclusion from the Investment Company Act regulation. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the Investment Company Act considerations.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be between approximately $1,761,000 and $1,856,000 if we sell the minimum offering amount and between approximately $44,025,000 and $44,737,500 the maximum offering amount, after deducting selling commissions and fees payable to our managing broker-dealer and selling group members, reimbursements for organizational and offering expenses to our Manager and a promotional fee payable to our Manager. As the selling commissions payable to our managing broker-dealer are greater for sales of Series B Bonds compared to Series A Bonds, the net proceeds from the offering will depend upon the sales mix of the Bonds.

We plan to use substantially all of the net proceeds from this offering to originate and make commercial mortgage loans and acquire other senior secured real estate debt investments consistent with our investment strategies. We may also use a portion of the net proceeds to pay fees to our Manager or its affiliates, for working capital and for other general corporate purposes, as described in more detail below. The table below demonstrates our anticipated uses of offering proceeds, but the table below does not require us to use offering proceeds as indicated. Our actual use of offering proceeds will depend upon market conditions, among other considerations. The numbers in the table are approximate.

We originate senior loans collateralized by commercial real estate in the U.S. We also may originate or acquire other real estate and real estate-related debt assets. The allocation of our capital among our target assets will depend on prevailing market conditions and may change over time in response to different prevailing market conditions, including with respect to interest rates and general economic and credit market conditions. In addition, we also may use the net proceeds from this offering to invest in assets other than our target assets, subject to our exclusion from regulation under the Investment Company Act. Until appropriate investments can be identified, our Manager may invest the net proceeds from this offering in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and other instruments or investments reasonably determined by our Manager that are consistent with our exclusion from regulation under the Investment Company Act. These investments are expected to provide a lower net return than we seek to achieve from our target assets.

Minimum Offering Amount
	Series A Bonds(1)		Series B Bonds(2)
	Amount	Percent	Amount	Percent
Gross offering proceeds	$2,000,000	100.00%	$2,000,000	100.00%
Less offering expenses:
Selling commissions(3)	$60,000	3.00%	$155,000	7.75%
Managing broker-dealer fee(4)	$24,000	1.20%	$24,000	1.20%
Wholesaling fee(5)	$20,000	1.00%	$20,000	1.00%
Organizational and offering expenses(6)	$40,000	2.00%	$40,000	2.00%
Promotional fee(6)	$0	0.00%	$0	0.00%

Net Proceeds	$1,856,000	92.80%	$1,761,000	88.05%

Less asset management fee(7)	$40,000	2.00%	$35,000	1.75%
Less acquisition fees(8)	$8,915	0.45%	$8,468	0.43%
Working capital(9)	$24,000	1.20%	$24,000	1.20%

Amount available for investment	$1,783,085	89.15%	$1,693,532	84.68%

Maximum Offering Amount

	Bonds(10)		Series B Bonds(11)
	Amount	Percent	Amount	Percent
Gross offering proceeds	$50,000,000	100.00%	$50,000,000	100.00%
Less offering expenses:
Selling commissions(3)	$3,162,500	6.33%	$3,875,000	7.75%
Managing broker-dealer fee(4)	$600,000	1.20%	$600,000	1.20%
Wholesaling fee(5)	$500,000	1.00%	$500,000	1.00%
Organizational and offering expenses(6)	$1,000,000	2.00%	$1,000,000	2.00%
Promotional fee(6)	$0	0.00%	$0	0.00%

Net Proceeds	$44,737,500	89.47%	$44,025,000	88.05%

Less asset management fee(7)	$912,500	1.83%	$875,000	1.75%
Less acquisition fees(8)	$215,050	0.43%	$211,692	0.42%
Working capital(9)	$600,000	1.20%	$600,000	1.20%

Amount available for investment	$43,009,950	86.01%	$42,338,308	84.68%

(1)
This assumes we sell the minimum offering amount comprised solely of Series A Bonds. We will pay our managing broker-dealer $47.50 more for the sale of each Series B Bond compared to the sale of a Series A Bond. As a result, if our minimum offering amount includes the sales of Series B Bonds, the amounts payable to our managing broker-dealer will increase accordingly.
(2)
This assumes we sell the minimum offering amount comprised solely of Series B Bonds.
(3)
We will pay (a) selling commissions of (i) 3.00% of gross offering proceeds on the sale of Series A Bonds and (ii) 7.75% of gross offering proceeds on the sale of Series B Bonds. We will pay our managing broker-dealer $47.50 more for the sale of each Series B Bond compared to the sale of a Series A Bond. As a result, if our proceeds from the offering include more sales of Series B Bonds than assumed in the table above, the amounts payable to our managing broker-dealer will increase accordingly and net proceeds from the offering will decrease accordingly. Our managing broker-dealer may reallow selling commissions to selling group members, in whole or in part.
(4)
We will pay a managing broker-dealer fee of up to 1.20% of the gross proceeds of the offering.
(5)
We may pay a wholesaling fee of up to 1.00% of gross proceeds of the offering. We are not required to pay the wholesaling fee, but we may agree to pay the wholesaling fee to our managing broker-dealer for sales made by certain selling group members, which it may reallow, in whole or in part, to those selling group members.
(6)
We will reimburse our Manager for organization and offering expenses of up to 2.00% of gross proceeds from the offering. To the extent organizational and offering expenses exceed 2.00% of the gross proceeds raised in the offering, our Manager will pay such amounts without reimbursement from us. We will also pay a promotional fee of up to 2.00% of gross proceeds to our Manager; provided, however, in no event will reimbursements to our Manager for organizational and offering expenses and the promotional fee payable to our Manger exceed 2.00% of the offering proceeds. We anticipate that organizational and offering expenses will meet or exceed $40,000 at the minimum offering amount and $1,000,000 at the maximum offering amount. As a result, we expect the promotional fee payable to our Manager to be $0. If organizational and offering expenses do not meet or exceed $40,000 at the minimum offering amount and $1,000,000 at the maximum offering amount, our Manager will be paid a promotional fee for the offering, subject to the above cap on organizational and expense reimbursements and the promotional fee in the aggregate.
(7)
We will pay our Manager an annual asset management fee of 2.00% of the outstanding principal of the Series A Bonds and 1.75% of the outstanding principal of the Series B Bonds. We anticipate that we will pay the asset management fee for the first year from offering proceeds, and we will pay the asset management fee for subsequent year(s) from cash from operations. There is no guarantee that we will be able to pay the asset management fee from cash from operations. In such event, we will use offering proceeds to pay the asset management fee for subsequent years, to the extent available.
(8)
We will pay our Manager an acquisition fee of 0.50% of the cost of acquiring each asset, inclusive of any closing costs.
(9)
We expect to use $24,000 at the minimum offering amount and $600,000 at the maximum offering amount for working capital and general corporate purposes.
(10)
This assumes we sell the maximum offering amount comprised of $15,000,000 of Series A Bonds (the maximum allowable in this offering) and $35,000,000 of Series B Bonds.
(11)
This assumes we sell the maximum offering amount comprised solely of Series B Bonds.

PLAN OF DISTRIBUTION

Who May Invest

As a Tier II, Regulation A offering, investors must comply with the 10% limitation to investment in the offering, as prescribed in Rule 251. The only investor in this offering exempt from this limitation is an accredited investor, an "Accredited Investor," as defined under Rule 501 of Regulation D. If you meet one of the following tests you qualify as an Accredited Investor:

(i)
You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;
(ii)
You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase the Bonds (please see below on how to calculate your net worth);
(iii)
You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;
(iv)
You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Bonds, with total assets in excess of $5,000,000;
(v)
You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;
(vi)
You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;
(vii)
You are a trust with total assets in excess of $5,000,000, your purchase of the Bonds is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Bonds; or
(viii)
You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, Net Worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the donor or grantor is the fiduciary and the fiduciary directly or indirectly provides funds for the purchase of the Bonds.

Determination of Suitability

The Selling Group Members and registered investment advisors recommending the purchase of Bonds in this offering have the responsibility to make every reasonable effort to determine that your purchase of Bonds in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

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meet the minimum income and net worth standards set forth under “Plan of Distribution – Who May Invest ” above;

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can reasonably benefit from an investment in the Bonds based on your overall investment objectives and portfolio structure;

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are able to bear the economic risk of the investment based on your overall financial situation;

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are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this offering circular of an investment in the Bonds; and

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have apparent understanding of:

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the fundamental risks of the investment;

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the risk that you may lose your entire investment;

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the lack of liquidity of the Bonds;

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the restrictions on transferability of the Bonds; and

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the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation, and other investments as well as any other pertinent factors. The Selling Group Members and registered investment advisors recommending the purchase of Bonds in this offering must maintain, for a six-year period, records of the information used to determine that an investment in Bonds is suitable and appropriate for you.

The Offering

We are offering a minimum offering amount of $2,000,000 and a maximum offering amount of $50,000,000, each in the aggregate, of Series A Bonds and Series B Bonds to the public through our managing broker-dealer at a price of $1,000.00 per Bond. Sales of Series A Bonds is limited to $15,000,000.

Our Manager has arbitrarily determined the selling price of the Bonds and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding Bonds.

The Bonds are being offered on a "best efforts" basis, which means generally that our managing broker-dealer is required to use only its best efforts to sell the Bonds and it has no firm commitment or obligation to purchase any of the Bonds. The offering will continue until the offering termination. Following qualification of the offering statement of which this offering circular is a part, we intend to conduct closings in this offering on a monthly basis but may conduct closings more or less frequently at our discretion, until the offering termination. On each closing date, offering proceeds for that closing will be disbursed to us and the Bonds purchased will be issued to the investors in the offering. The offering is being made on a best-efforts basis through Crescent Securities Group, Inc., our managing broker-dealer.

Managing Broker-Dealer and Compensation We Will Pay for the Sale of the Bonds

Our managing broker-dealer will receive (a) selling commissions of (i) 3.00% of gross offering proceeds on the sale of Series A Bonds and (ii) 7.75% of gross offering proceeds on the sale of Series B Bonds, and (b) a managing broker-dealer fee of up to 1.20% of the gross proceeds of the offering. In addition, we may pay a wholesaling fee of up to 1.00% of gross proceeds of the offering. We are not required to pay the wholesaling fee, but we may agree to pay the wholesaling fee to our managing broker-dealer for sales made by certain selling group members. Our managing broker-dealer may reallow all or a portion of selling commissions and the wholesaling fee to selling group members. Total underwriting compensation to be received by or paid to participating FINRA member broker-dealers, including commissions, managing broker-dealer fee, and wholesaling fee will not exceed 9.95% of proceeds raised with the assistance of those participating FINRA member broker-dealers.

Set forth below is a table indicating the estimated compensation and expenses that will be paid in connection with the offering to our managing broker-dealer.

	Per 2-Year Bond	Per 5-Year Bond	Maximum Offering Amount(1)
Offering:
Price to public:	$1,000	$1,000	$50,000,000
Less selling commissions:	$30	$78	$3,875,000
Less managing broker-dealer fee:	$12	$12	$600,000
Less wholesaling fee:	$10	$10	$500,000
Remaining Proceeds:	$948	$900	$45,025,000

(1)
The assumes that we sell the maximum offering amount comprised solely of Series B Bonds. We will pay our managing broker-dealer $47.50 more for the sale of each Series B Bond compared to the sale of a Series A Bond. As a result, if our maximum offering amount includes the sales of Series A Bonds, the amounts payable to our managing broker-dealer will decrease accordingly.

We have agreed to indemnify our managing broker-dealer, the selling group members and selected registered investment advisors, against certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

In accordance with the rules of FINRA, the table above sets forth the nature and estimated amount of all items that will be viewed as "underwriting compensation" by FINRA that are anticipated to be paid by us in connection with the offering. The amounts shown assume we sell all the Bonds offered hereby and that all Bonds are sold in the offering with the maximum wholesaling fee, which is the distribution channel with the highest possible selling commissions and fees.

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase the Bonds; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the Bonds.

Discounts for Bonds Purchased by Certain Persons

We may pay reduced or no selling commissions, managing broker-dealer fee and/or wholesaling fee in connection with the sale of the Bonds in this offering to:

●	registered principals or representatives of our managing broker-dealer and selling group members (and immediate family members of any of the foregoing persons);

●	our employees and officers or those of our Manager or our Sponsor, or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing persons);

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clients of an investment advisor registered under the Investment Advisers Act of 1940 or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have "wrap" accounts which have asset-based fees with such dually registered investment advisor/broker-dealer); or

●	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department.

For purposes of the foregoing, "immediate family members" means such person's spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such person who is so related by marriage such that this includes "step-" and "-in-law" relations as well as such persons so related by adoption. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions, managing broker-dealer fee and/or wholesaling fee may elect not to accept all or a portion of such compensation. In that event, such Bonds will be sold to the investor at a per Bond purchase price, net of all or a portion of selling commissions, managing broker-dealer fee and/or wholesaling fee. All sales must be made through a registered broker-dealer participating in this offering, and investment advisors must arrange for the placement of sales accordingly. The net proceeds to us will not be affected by reducing or eliminating selling commissions, managing broker-dealer fee and/or wholesaling fee payable in connection with sales to or through the persons described above. Purchasers purchasing net of some or all of the selling commissions, managing broker-dealer fee and/or wholesaling fees will receive Bonds in principal amount of $1,000 per Bond purchased.

Either through this offering or subsequently on any secondary market, affiliates of our company may buy the Bonds if and when they choose. There are no restrictions to these purchases. Affiliates that become Bondholders will have rights on parity with all other Bondholders.

How to Invest

Subscription Agreement

All investors will be required to complete and execute a subscription agreement in the form filed as an exhibit to the offering statement of which this offering circular is a part. The subscription agreement is available from your registered representative or financial adviser and should be delivered to Red Oak Capital Fund II, LLC, c/o Crescent Securities Group, Inc., 8750 Central Expressway, Suite #750, Dallas, Texas 75231, together with payment in full by check or wire of your subscription purchase price in accordance with the instructions in the subscription agreement. The subscription agreement is available at www.[●].com. We anticipate that we will hold monthly closings for purchases of the Bonds.

Proceeds will be held with the escrow agent in an escrow account subject to compliance with Exchange Act Rule 15c2-4 until closing occurs. Our managing broker-dealer and/or the selling group members will submit a subscriber's form(s) of payment in compliance with Exchange Act Rule 15c2-4, generally by noon of the next business day following receipt of the subscriber's subscription agreement and form(s) of payment.

You will be required to represent and warrant in your subscription agreement that you are an accredited investor as defined under Rule 501 of Regulation D or that your investment in the Bonds does not exceed 10% of your net worth or annual income, whichever is greater, if you are a natural person, or 10% of your revenues or net assets, whichever is greater, calculated as of your most recent fiscal year if you are a non-natural person. By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the Bonds for your own account and that your rights and responsibilities regarding your Bonds will be governed by the indenture and the form of global bond certificate each filed as an exhibit to the offering statement of which this offering circular is a part.

Book-Entry, Delivery and Form

The Bonds will be issued to investors in book-entry only format and will be represented by global bond certificates, or certificates, deposited with a nominee holder or reflected directly on the books and records of Direct Transfer, LLC, or Direct Transfer. We anticipate that such nominee holder will be the Depository Trust Company, or DTC, or its nominee Cede & Co. for purchasers purchasing through DTC participants.

We intend to gain eligibility for the Bonds to be issued and held through the book-entry systems and procedures of DTC and intend for all Bonds purchased through DTC participants to be held via DTC's book-entry systems and to be represented by certificates registered in the name of Cede & Co. (DTC's nominee). For investors purchasing Bonds prior to their DTC eligibility or not purchasing through a DTC participant, the ownership of such Bonds will be reflected on the books and records of Direct Transfer.

So long as nominees, as described above, are the registered owners of the certificates representing the Bonds, such nominees will be considered the sole owners and holders of the Bonds for all purposes and the indenture. Owners of beneficial interests in the Bonds will not be entitled to have the certificates registered in their names, will not receive or be entitled to receive physical delivery of the Bonds in definitive form and will not be considered the owners or holders under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a Bond registered to DTC or its nominee must rely on either the procedures of DTC or its nominee on the one hand, and, if such entity is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a Bondholder. Purchasers owning a beneficial interest in a Bond registered with Direct Transfer will directly exercise its rights as a Bondholder.

As a result:

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all references in this offering circular to actions by Bondholders will refer to actions taken by DTC upon instructions from its direct participants; and

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all references in this offering circular to payments and notices to Bondholders will refer either to (i) payments and notices to DTC or Cede & Co. for distribution to you in accordance with DTC procedures, or (ii) payments and notices to Bondholders through Direct Transfer in accordance with their applicable procedures.

The Depository Trust Company

We have obtained the information in this section concerning DTC and its book-entry systems and procedures from sources that we believe to be reliable. The description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

DTC will act as securities depositary for the Bonds registered in the name of its nominee, Cede & Co. DTC is:

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a limited-purpose trust company organized under the New York Banking Law;

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a "banking organization" under the New York Banking Law;

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a member of the Federal Reserve System;

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a "clearing corporation" under the New York Uniform Commercial Code; and

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a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of Bonds under DTC's system must be made by or through direct participants, which will receive a credit for the Bonds on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Bonds.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Direct Transfer LLC

All Bonds purchased by investors prior to DTC eligibility or not through a DTC participant will be registered on the books and records of Direct Transfer. Direct Transfer is a Delaware corporation. Direct purchasers of Bonds will receive a credit for Bonds on Direct Transfer's records. Beneficial owners purchasing this way will receive written confirmation from Direct Transfer, as our Bond registrar, upon closing of their purchases. Transfers of such Bonds will be accomplished by entries made on the books and records of our Bond registrar.

Book-Entry Format

Under the book-entry format, Direct Transfer, as our paying agent, will pay interest or principal payments to Cede & Co., as nominee of DTC, or directly to beneficial holders. DTC will forward all payments it receives to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee, nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the Bonds to owners of beneficial interests in the certificates.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Bonds. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the Bonds on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants or of Direct Transfer. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants or Direct Transfer relating to or payments made on account of beneficial ownership interests in the Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

For Bonds purchased through a DTC participant, the trustee will not recognize you as a Bondholder under the Indenture, and you can only exercise the rights of a Bondholder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Bond if one or more of the direct participants to whom the Bond is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the Bonds as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge Bonds, and to take other actions, may be limited because you will not possess a physical certificate that represents your Bonds.

If the global bond certificate representing Bonds is held by DTC, conveyance of notices and other communications by the trustee to the beneficial owners, and vice versa, will occur via DTC. The trustee will communicate directly with DTC. DTC will then communicate to direct participants. The direct participants will communicate with the indirect participants, if any. Then, direct participants and indirect participants will communicate to beneficial owners. Such communications will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If your Bonds are direct registered through Direct Transfer, conveyance of notices and other communications by the trustee to the beneficial owners, and vice versa, will occur directly.

The Trustee

Prime Trust, LLC has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us and our affiliates.

The indenture provides that in case an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee.

The trustee may resign at any time or may be removed by the holders of a majority of the principal amount of then-outstanding Bonds. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee, we may remove the trustee, or a court of competent jurisdiction may remove the trustee, upon petition of a holder of certificates. However, no resignation or removal of the trustee may become effective until a successor trustee has been appointed.

We are offering the Bonds pursuant to an exemption to the Trust Indenture Act of 1939, or the Trust Indenture Act. As a result, investors in the Bonds will not be afforded the benefits and protections of the Trust Indenture Act. However, in certain circumstances, the indenture makes reference to the substantive provisions of the Trust Indenture Act.

Registrar and Paying Agent

We have designated Direct Transfer as paying agent for the Bonds. Direct Transfer will also act as registrar for the Bonds. The Bonds will be issued in book-entry form only, evidenced by global certificates, as such, Direct Transfer, as paying agent and registrar, will make payments to DTC, its nominee or directly to beneficial holders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

As of the date of this offering circular, Red Oak Capital Fund II, LLC has not yet commenced active operations. Offering Proceeds will be applied to invest in collateralized senior commercial mortgage notes, or property loans, and the payment or reimbursement of selling commissions and other fees, expenses and uses as described throughout this offering circular. We will experience a relative increase in liquidity as we receive additional proceeds from the sale of Bonds and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our assets.

Further, we have not entered into any arrangements creating a reasonable probability that we will own a specific property loan or other asset. The number of additional property loans and other assets that we will acquire will depend upon the number of Bonds sold and the resulting amount of the net proceeds available for investment in additional property loans and other assets. Until required for the acquisition or operation of assets or used for distributions, we will keep the net proceeds of this offering in short-term, low risk, highly liquid, interest-bearing investments.

We intend to make reserve allocations as necessary to (i) aid our objective of preserving capital for our investors by supporting the maintenance and viability of assets we acquire in the future and (ii) meet the necessary covenants of the Bonds. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, restructuring property loans or liquidating our investment in one or more assets. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries' borrowing activities by our indenture.

Results of Operations

Having not commenced active operations, we have not acquired any property loans or other assets, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted assets, the commercial real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We are offering and selling to the public in this offering up to $50,000,000 of Bonds. Our principal demands for cash will be for acquisition costs, including the purchase price of any properties loans, securities or other assets we acquire, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our debt service on the Bonds. Generally, we will fund additional acquisitions from the net proceeds of this offering. We intend to acquire additional assets with cash and/or debt. As we are dependent on capital raised in this offering to conduct our business, our investment activity over the next twelve (12) months will be dictated by the capital raised in this offering. We expect to originate or acquire property loans and meet our business objectives regardless of the amount of capital raised in this offering. If the capital raised in this offering is insufficient to purchase assets solely with cash, we will implement a strategy of utilizing a mix of cash and debt to acquire assets.

We expect to use debt financing as a source of capital. We have a 25% limit on the amount of debt that can be employed in the operations of the business.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the debt service obligations of the Bonds. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets and the ability of mortgagors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient then we may exercise the option to partially leverage the asset to increase liquidity. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, we may use funds out of our Bond Service Reserve. Moreover, our Manager may change this policy, in its sole discretion, at any time to facilitate meeting its cash flow obligations. See "Description of Bonds - Certain Covenants" in this offering circular for more information.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than the proceeds of this offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

GENERAL INFORMATION AS TO OUR COMPANY

Our Company

Red Oak Capital Fund II, LLC, a Delaware limited liability company was formed on April 25, 2017 to originate senior loans collateralized by commercial real estate in the U.S. Our business plan is to originate, acquire and manage commercial real estate loans and securities and other commercial real estate-related debt instruments. While the commercial real estate debt markets are complex and continually evolving, we believe they offer compelling opportunities when approached with the capabilities and expertise of our Manager, an affiliate of our Sponsor. Our Manager will actively participate in the servicing and operational oversight our assets rather than subrogate those responsibilities to a third party.

Our investment objective is to preserve and protect our capital while producing attractive risk-adjusted returns generated from current income on our portfolio. Our investment strategy is to originate loans and invest in debt and related instruments supported by commercial real estate in the U.S. Through our Manager, we draw on our Sponsor’s established sourcing, underwriting and structuring capabilities in order to execute our investment strategy.

The Company does not intend to act as a land or real estate developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell or otherwise use any undeveloped real property or developed real property, unless such actions are necessary or prudent based upon borrower default in accordance with the terms of the debt instruments held by the Company.

Our principal executive offices are located at 625 Kenmoor Avenue SE, Suite 211, Grand Rapids, Michigan 49546, and our telephone number is (616) 734-6099. For more information on our Sponsor, its website is www.redoakcapitalgroup.com. The information on, or otherwise accessible through, our Sponsor’s website does not constitute a part of this offering circular.

Our Sponsor and Management

Our Sponsor is a Grand Rapids, Michigan based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. Its senior management includes partners who retain licenses in mortgage lending, real estate brokerage and the securities industry. Combined, this incorporates over 50 years of experience in commercial loan originations and analyses, regulatory compliance and real estate portfolio management. Our Sponsor has significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for our Company.

Operating Agreement

Management and Membership

Our management is entrusted solely to our Manager, which is also our sole member. Only our Manager, as our sole member, has the right to remove itself as our manager.

Under our operating agreement, our Manager, as the manager and sole member, has complete and absolute control over us.

Indemnification

Our operating agreement limits the liability of our Manager. See "Limitations on Liability" in this offering circular for more information.

INVESTMENT POLICIES OF OUR COMPANY

Investment Strategy

Our investment approach is to originate short-term, high-yielding senior loans collateralized by income producing commercial real estate assets to established and qualified real estate investors and operators at reasonable loan-to-value ratios which will be vetted through our underwriting process. We intend to focus on transactions that meet our underwriting risk parameters, but do not meet the typical conforming standards of traditional banks and lenders. We intend to follow the guidelines below while originating commercial loans:

Lien Position: We intend to originate loans where we will have a first/senior lien position. We do not intend to make junior or mezzanine loans.

Concentration: We intend for senior secured commercial real estate loans originated by us to generally range between $500,000 and $4,000,000. We will consider loans larger than $4,000,000 in a club deal or co-invest structure. We expect no loan or co-investment will exceed 20% of our capital, unless we are in our first 24 months of active operations or our Manager determines that such an investment is in our best interest.

Assets Classes: We intend to originate loans secured by income producing commercial properties including, but not limited to, multifamily, office, retail, hospitality, industrial, mixed-use, manufactured housing and or any combination thereof. We do not intend to originate loans to special purpose or raw land classes of real estate.

Geography: We intend to originate loans secured by assets located in the top 200 Metropolitan Statistical Areas, or “MSAs,” within the United States, which is defined as one or more adjacent counties that have at least one urban core area of at least a population of 50,000, plus adjacent territory that has a high degree of social and economic integration as measured by commuting ties. We do not intend to originate loans secured by assets in regions classified as agricultural, rural, or outside of the U.S. or its immediate territories.

Natural Disasters: We do not intend to originate loans to known geographic regions that have been recently hit by a natural disaster.

Zoning: We intend to originate loans in which the underlying collateral has approval or maintains a zoning status of conforming or conforming with variance.

Borrower Structure and Guarantee: We intend for the borrower of record to be a fully registered, active corporation or limited liability company. We do not intend to lend to individuals. We intend for full or partial recourse from both the entity and its key principals to be standard for each loan.

We intend to record a security interest in all real property used as collateral for the loan, as well as a UCC-1 filing on all chattel and other borrower assets.

Loan-to-Value and Loan-to-Cost: We do not intend for the loan-to-value, or “LTV,” of the assets securing our loans to exceed 70% of the projected value in the case of a rehabilitation or sale price in the case of a purchase transaction. On occasion we may elect to exceed the 70% LTV if we believe the transaction circumstances warrant the additional risk. We do not intend for the loan-to-cost, or “LTC,” to exceed 100% in the case of a rehabilitation project. The LTC is still subject to the minimum LTV of 70% as mentioned previously.

Term: We intend that the loans originated or purchased by the Company will have terms of 12-36 months with two options for extension (six-months of renewability each) which trigger additional borrower origination fees and higher interest rates.

Loan Fees & Interest Income: We intend to use all loan fees, origination fees, interest income and extension fees payable to us as a means to pay the debt service obligations on the Bonds. For clarity, the referenced fees and interest will not be stripped or taken by the Sponsor; rather they will be used to service debt obligations of the Company.

Interest Reserves: We intend for loans made to require six to twelve months of interest reserves.

Investment Objectives

The Company intends to originate senior secured short-term, high-yielding loans secured by a diversified set of income producing commercial real estate assets. We intend to target a total return in excess of 6.5% and 8.5%, on a cumulative, non-compounding basis, to holders of Series A Bonds and Series B Bonds, respectively, by leveraging the opportunities in the following areas:

Experienced Management Team

The principals of our Sponsor have extensive deal analysis and structuring experience, in fact when combined, they have over 30 years of experience as a licensed lender. There is a dedicated staff of trained case managers and analysts who have field experience implementing tactical strategies at the asset level to create value.

Sourcing Deals

Our Sponsor is well known in the industry, and has cultivated extensive relationships with banks, brokers and borrowers by establishing themselves as a key player for funding real estate investments which allows us to have a “first look” at these opportunities before deals are brought to the market. Our Sponsor takes an active role in maintaining its status as a key player is through monthly conference calls with thousands of commercial real estate broker attendees where the principals are able to showcase the type of deal for which they are currently seeking. The network is constantly being expanded as this system is being implemented into other key markets and asset classes.

As detailed above, our Sponsor has an extensive network of contacts with expansive market reach to source meaningful deal flow. The principals of our Sponsor have an intimate knowledge of our market. Deals that come into our deal flow are initially sifted through based on location, asset type, collateral value, and asset quality. Deals that qualify then move through the process with strict adherence to multiple reviews in every phase of the process, including initial evaluation, due diligence, underwriting and closing. At the initial evaluation, exit strategies are discussed and defined with the borrowers and potential take out or refinance partners.

Cutting Edge Technology

We have a database of active buyers and qualified commercial brokers throughout the U.S. Through existing relationships ranging from real estate educators to traditional lenders, we, through our Sponsor, have thousands of deal flow sources. Additionally, due to the demands of this network, our Sponsor utilizes a cutting-edge CRM database and developed a technology platform that automatically connects transaction opportunities to borrowers. These technologies substantially reduce the time and manual demands of our underwriting process.

Portfolio Management

Oversight

To properly manage risk and deploy capital, our Sponsor has created a multi-pronged approach to systematically reduce risk for our investors. One of these prongs is the ROCX Platform®, which will allow us to streamline the manual and time-consuming parts of the transaction analysis and underwriting process. With the help of this platform, we are able to scale to a higher volume of deals without sacrificing the forensic deep dive and human expertise necessary to ensure deal quality. Below is an illustration of the process that each borrower must go through in order to be approved for a loan from us.

Loan Officer
Origination
Borrower Enters Project Info
Decision Tree 1 Analysis
Generate/Sign LOI & NDA
Processing
Borrower Enters Additional Project Info
Decision Tree 2 Analysis
Review and Sign Funding Agreement
Escrow Deposit
Complete Profile
Borrower Submits Additional Docs
Underwriting
Decision Tree 3 Analysis
Sign Final Loan Commitment
2nd Deposit
Decision Tree Analysis Final
Closer
Credit Committee Approval
Closing Activities
Close

Decision Tree

Our Sponsor has created an automated decision tree engine which sets guidelines that objectively grade each potential loan made by us. Using this tool, we will be able to objectively measure risk while keeping the standards the same across the entire portfolio of loans. Per the above flowchart, this decision tree is run at multiple times during the process so as to not bog down the borrower in a massive upfront data request, ensure consistency of data throughout the loan application process, and continually apply the same objective standards to the applicants.

Exceptions Documentation

For a loan application to move through the application process, we require full documentation according to standards set on an asset class level. Approval is required from the lead underwriter for exceptions to this policy, and any such exception must be fully disclosed to the Investment Committee.

Aggregate Exception Tracking and Reporting

We will be tracking the aggregate level of exceptions which helps detect shifts in the risk characteristics of loan portfolios. When viewed on a case by case basis, underwriting exceptions may not appear to increase risk significantly, as exceptions are often well mitigated shortly after the transaction has taken place. However, when aggregated, even well mitigated exceptions can increase portfolio risk significantly. Aggregate exceptions will be analyzed regularly and reported to the Investment Committee quarterly. These analyses and reports will allow the Investment Committee to evaluate underwriting practices and assess the level of compliance.

Underwriting

We will employ a “bottom-up” approach to focus on the fundamentals of both the borrower and the underlying real estate in order to assess the quality of the overall deal. This approach allows us to seek investments where borrowers can capitalize on the expertise of our Sponsor and its principals in the market with an experienced understanding of the asset and proposed opportunities. Through the aid of the ROCX Platform®, the underwriter is able to concentrate on the higher risk items and not be bogged down in the minutiae of the application process.

Investment Committee

We have an Investment Committee composed of three members who are nominated, appointed and removed by the Manager. The Investment Committee’s members are Chip Cummings, Joe Elias, and Jason Anderson. A tear sheet summary is created from the ROCX platform detailing all the specifics of the loan and details require to approve a decision. All loan origination decisions require the unanimous approval of the Investment Committee members.

Concentration Risk

Managing the loan portfolio includes reviewing any concentrations of risk. By segmenting the portfolio into groups with similar characteristics, management can evaluate them while considering the risk tolerances and develop strategies for diversifying the portfolio. Our Sponsor and its management team monitors these risk concentrations in the form of the geographic area, asset class, loan type and loan-to-value ranges. The Investment Committee monitors these risks by reviewing the segments quarterly and when approving newly originated loans.

Collections and Workout

An important part of risk mitigation and loss prevention is having a systemized monitoring process for the continual evaluation and analysis of asset performance and stability. Our Manager takes a proactive approach in this area by requiring the submission and review of financial reports of each asset from a borrower on a monthly basis. This allows for early intervention and develops a cooperative effort with borrowers to help avert and address potential financial difficulties. Nonetheless, there may be occasions where an asset is not performing as expected.

Short-term delinquencies (less than 30 days) on an asset are managed directly by the servicing department. Should an asset become 60 days delinquent, it is then placed into technical default status and referred to the collections department for review and implementation of loss prevention measures, which may include utilization of borrower reserves to maintain asset performance, attachment of financial accounts and income, and if necessary, management oversight or operational intervention of the underlying collateral.

Any asset in default status is referred to management for instituting a workout plan with the borrower in an effort to quickly analyze options, mitigate loss, and avoid foreclosure action. Should workout provisions fail, then through its legal team, the full protections afforded to us pursuant to the loan documents will be enforced, up to and including the foreclosure and sale of the underlying collateral and other assets as necessary. All debt instruments contain provisions which preclude the borrower from filing for bankruptcy protection prior to us exercising our rights under the terms of default.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Bonds, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Code, current, temporary and proposed U.S. Treasury regulations issued under the Code, or collectively the Treasury Regulations, the legislative history of the Code, IRS rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a Bondholder. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such Bondholder’s particular circumstances or to Bondholders subject to special rules, including, without limitation:

●	a broker-dealer or a dealer in securities or currencies;

●	an S corporation;

●	a bank, thrift or other financial institution;

●	a regulated investment company or a real estate investment trust;

●	an insurance company

●	a tax-exempt organization;

●	a person subject to the alternative minimum tax provisions of the Code;

●	a person holding the Bonds as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

●	a partnership or other pass-through entity;

●	a person deemed to sell the Bonds under the constructive sale provisions of the Code;

●	a U.S. person whose “functional currency” is not the U.S. dollar; or

●	a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the Bonds in this offering for cash and that hold the Bonds as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, “U.S. Holder” means a beneficial owner of the Bonds that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Bonds, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Bonds.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Bonds or that any such position would not be sustained.

THIS SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the Bonds in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Bonds

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of a Bond equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefore (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the Bond. A U.S. Holder’s adjusted tax basis in a Bond (or a portion thereof) generally will be the U.S. Holder’s cost therefore decreased by any payment on the Bond other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the Bond has been held for more than one year, such capital gain may be subject to reduced federal income tax rates. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain individuals, trusts and estates are subject to a Medicare tax of 3.8% on the lesser of (i) “net investment income”, or (ii) the excess of modified adjusted gross income over a threshold amount. Net investment income generally includes interest income and net gains from the disposition of Bonds, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the Medicare tax on their ownership and disposition of Bonds in light of their individual circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the Bonds or proceeds upon the sale or other disposition of such Bonds (including a redemption or retirement of the Bonds). Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

●	such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual is ordinarily his or her social security number;

●	the IRS notifies the payor that such holder furnished an incorrect TIN;

●	in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends;

●
in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding; or

●	such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders are encouraged to consult their tax advisors.

DESCRIPTION OF BONDS

This description sets forth certain terms of the Bonds that we are offering pursuant to this offering circular. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this offering circular for which no definition is provided.

Because this section is a summary, it does not describe every aspect of the Bonds or the indenture. We urge you to read the indenture because that document and not this summary defines your rights as a Bondholders. Please review a copy of the indenture. The indenture is filed as an exhibit to the offering statement, of which this offering circular is a part, at www.sec.gov. You may also obtain a copy of the indenture from us without charge. See “Where You Can Find More Information” for more information. You may also review the indenture at the trustee’s corporate trust office at 2300 W Sahara Avenue, Suite 1170, Las Vegas, Nevada 89102.

Ranking

The Bonds will be our direct, senior secured obligations and will rank:

●
pari passu in right of payment with all our other senior secured indebtedness from time to time outstanding;

●
rank senior in right of payment to our future indebtedness, if any, from time to time outstanding that is expressly subordinated to the Bonds;

●
rank senior to all of our unsecured indebtedness to the extent of the value of the Bonds’ security interest in the collateral owned by us; and

●
structurally junior to all of the indebtedness of our subsidiaries.

Manner of Offering

The offering is being made on a best-efforts basis through our managing broker-dealer and selling group members. Neither our managing broker-dealer, nor any selling group member, will be required to purchase any of the Bonds.

Interest and Contingent Interest

The Series A Bonds and Series B Bonds will bear interest at a rate equal to 6.5% per year and 8.5% per year, respectively, payable quarterly in arrears on January 31st, April 30th, July 31st and October 31st of each year, beginning on the first such date that corresponds to the first full quarter after the initial closing in the offering.

Interest will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Interest on each Bond will accrue and be cumulative from the end of the most recent interest period for which interest has been paid on such Bond, or if no interest has paid, from the date of issuance.

Upon maturity, redemption or renewal, we will make a payment to the Bondholders as described herein, or the Contingent Interest Payment. For Series A Bonds, the Contingent Interest Payment will be equal to the Spread times 4.0%. For Series B Bonds, the Contingent Interest Payment will be equal to the Spread times 24.0%.

“Spread” for a Bond shall equal the greater of (i) zero or (ii) such Bond’s Allocable Share of Revenue less such Bond’s Allocable Share of Expenses, each calculated for the period beginning with the date of issuance or the last Contingent Interest Payment for such Bond, whichever is more recent.

“Allocable Share of Revenue” for each Bond shall equal the total revenue from investments divided by the total number of outstanding Bonds.

“Allocable Share of Expenses” for each Bond shall equal Series Specific Expenses plus Expenses.

“Series Specific Expenses” shall be equal to offering expenses, asset management fees and interest expenses specific to Series A Bonds or Series B Bonds, as applicable, divided by the total number of outstanding Series A Bonds or Series B Bonds, respectively.

“Expenses” shall be equal to offering expenses and acquisition fees allocable to all Bonds divided by the total number of outstanding Bonds.

While we intend to pay Bondholders the Contingent Interest Payment, there is no guaranty that we will do so. As the Contingent Interest Payment is determined by multiplying the Spread by a percentage, the Spread must be positive for the Contingent Interest Payment to be paid. The Contingent Interest Payment is dependent on revenue from our investments exceeding the expenses deducted to calculate the Spread. If the expenses exceed the revenue from our investments, the Bondholder will not receive a Contingent Interest Payment.

Maturity and Renewal

The Series A Bonds will mature on the earlier of December 31, 2021 or the second anniversary of the offering termination. The Series B Bonds will mature on the earlier of December 31, 2024 or the fifth anniversary of the offering termination. We will provide notice of maturity within 180 days prior to maturity. The Bondholders may respond to such notice and elect to have its Bonds redeemed within 150 days prior to maturity. If a Bondholder does not elect to have its Bonds redeemed in its response to the notice and if the Company does not otherwise redeem the Bonds as otherwise described herein, immediately before maturity, the Bonds will be automatically renewed for two years and five years from the maturity date for the Series A Bonds and Series B Bonds, respectively, and at the same interest rate. If a Bondholder elects to be redeemed, we may, at our option, extend the maturity of the Bonds held by such Bondholder for an additional six months to facilitate our redemption of those Bonds by providing written notice of such extension after the election by the Bondholder to be redeemed and at least 60 days prior to the maturity date.

For any Bonds offered hereby that mature after the three-year anniversary of the commencement of this offering, we expect that the renewal of such Bonds may require us to file a new offering statement. In such a case, the new offering statement must be declared qualified before we will be able to renew your Bond. In this event, if the new offering statement has not yet been filed or become effective, we will extend your period to elect to be redeemed until ten days following the date of our notice to you that the new offering statement has become effective, which notice will include a new offering circular.

THE REQUIRED INTEREST PAYMENTS AND PRINCIPAL PAYMENT ARE NOT A GUARANTY OF ANY RETURN TO YOU NOR ARE THEY A GUARANTY OF THE RETURN OF YOUR INVESTED CAPITAL. While our company is required to make interest payments and principal payment as described in the indenture and above, we do not intend to establish a sinking fund to fund such payments. Therefore, our ability to honor these obligations will be subject to our ability to generate sufficient cash flow or procure additional financing in order to fund those payments. If we cannot generate sufficient cash flow or procure additional financing to honor these obligations, we may be forced to sell some or all of our company’s assets to fund the payments, or we may not be able to fund the payments in their entirety or at all. If we cannot fund the above payments, Bondholders will have claims against us with respect to such violation.

Optional Redemption

We may redeem the Series A Bonds, in whole or in part, without penalty within six months of maturity. We may redeem the Series B Bonds, in whole or in part, without penalty within 18 months of maturity. If the Bonds are renewed for an additional term, we may redeem the Bonds at any time during such renewal period. Any redemption of a Bond will be at a price equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds, plus any Contingent Interest Payment due to such Bondholder. If we plan to redeem the Bonds, we are required to give notice of redemption not less than 5 days nor more than 60 days prior to any redemption date to each Bondholder’s address appearing in the securities register maintained by the trustee. In the event we elect to redeem less than all of the Bonds, the particular Bonds to be redeemed will be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Merger, Consolidation or Sale

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the successor entity, if other than us:

●	is organized and existing under the laws of the United States of America or any United States, or U.S., state or the District of Columbia; and

●	assumes all of our obligations to perform and observe all of our obligations under the Bonds and the indenture;

and provided further that no event of default under the indenture shall have occurred and be continuing.

Except as described below under “- Certain Covenants – Offer to Repurchase Upon a Change of Control Repurchase Event,” the indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indenture does not contain any provision which would protect the Bondholders against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Certain Covenants

Offer to Repurchase Upon a Change of Control Repurchase Event

“Change of Control Repurchase Event” means (A) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the membership units entitling that person to exercise more than 50% of the total voting power of all the membership units entitled to vote in meetings of our company (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (B) following the closing of any transaction referred to in subsection (A), neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange, or the NYSE, the NYSE Amex Equities, or the NYSE Amex, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the Nasdaq Stock Market.

If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the Bonds as described under “- Optional Redemption,” we must offer to repurchase the Bonds at a price that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus any Contingent Interest Payment due to such Bondholder, plus (i) 1.02 times the then outstanding principal amount of the Bonds if such Bonds are at least four years from maturity; (ii) 1.015 times the then outstanding principal amount of the Bonds if such Bonds are at least three years, but no more than four years, from maturity; (iii) 1.01 times the then outstanding principal amount of the Bonds if such Bonds are at least two years, but no more than three years, from maturity; and (iv) the then outstanding principal amount of the Bonds if no more than two years from maturity.

25% Debt Limit

The indenture will limit the indebtedness incurred by us, directly or indirectly (including the debt of our subsidiaries), to 25% of the outstanding principal of any loans or other assets owned, directly or indirectly, by us. For purposes of complying the with 25% limitation described above, any principal owed on the Bonds will not count as indebtedness.

Bond Reserve

Our company will be required to keep 3.75% of gross offering proceeds in a reserve account with the trustee for a period of one (1) year following the first closing date, which reserve may be used to pay our company's obligations to Bondholders during such time, and the remainder of which, if any, will be released to our company on the first anniversary of the first closing date if our company is otherwise in compliance with all terms of the Bonds.

Reports

We will furnish the following reports to each Bondholder:

Reporting Requirements under Tier II of Regulation A. After launching this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31st, our Manager will cause to be mailed or made available, by any reasonable means, to each Bondholder as of a date selected by our Manager, an annual report containing financial statements of our company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, Company equity and cash flows, with such statements having been audited by an accountant selected by our Manager. Our Manager shall be deemed to have made a report available to each Bondholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and such report is publicly available on such system or (ii) made such report available on any website maintained by our company and available for viewing by the Bondholders.

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or assets; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

Prior to this offering, there has been no public market for the Bonds. We may apply for quotation of the Bonds on an alternative trading system or over the counter market beginning after the final closing of this offering. However, even if the Bonds are listed or quoted, no assurance can be given as to (1) the likelihood that an active market for the Bonds will develop, (2) the liquidity of any such market, (3) the ability of Bondholders to sell the Bonds or (4) the prices that Bondholders may obtain for any of the Bonds. No prediction can be made as to the effect, if any, that future sales of the Bonds, or the availability of the Bonds for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of the Bonds, or the perception that such sales could occur, may adversely affect prevailing market prices of the Bonds. See “Risk Factors — Risks Related to the Bonds and the Offering.”

Event of Default

The following are events of default under the indenture with respect to the Bonds:

●	default in the payment of any interest on the Bonds when due and payable, which continues for 60 days, a cure period;

●	default in the payment of any principal of or premium on the Bonds when due, which continues for 60 days, a cure period;

●
default in the performance of any other obligation or covenant contained in the indenture or in this offering circular for the benefit of the Bonds, which continues for 120 days after written notice, a cure period;

●	specified events in bankruptcy, insolvency or reorganization of us;

●
any final and non-appealable judgment or order for the payment of money in excess of $25,000,000 singly, or in the aggregate for all such final judgments or orders against all such Persons is rendered against us and is not be paid or discharged; and

●	failure to make any Contingent Interest Payment when due, which continues for 60 days, a cure period.

Book-entry and other indirect Bondholders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or rescind an acceleration of maturity.

Annually, within 120 days following December 31st while the Bonds are outstanding, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture, or else specifying any event of default and the nature and status thereof. We will also deliver to the trustee a written notification of any uncured event of default within 30 days after we become aware of such uncured event of default.

Remedies if an Event of Default Occurs

Subject to any respective cure period, if an event of default occurs and is continuing, the trustee or the Bondholders of not less than a majority in aggregate principal amount of the Bonds may declare the principal thereof, premium, if any, and all unpaid interest thereon to be due and payable immediately. In such event, the trustee will have the right force us to sell any real property held by us or any subsidiary of ours that we have the unilateral right to cause it to sell its assets. We will be required to contribute the proceeds of any such sale to the repayment of the Bonds. With respect to subsidiaries for which we do not have the unilateral right to sell their assets (for example, if we acquire a property in a joint venture), the trustee has the right to force us to sell our equity in such subsidiary in order to repay the Bonds.

At any time after the trustee or the Bondholders have accelerated the repayment of the principal, premium, if any, and all unpaid interest on the Bonds, but before the trustee has obtained a judgment or decree for payment of money due, the Bondholders of a majority in aggregate principal amount of outstanding Bonds may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The Bondholders of a majority in principal amount of the outstanding Bonds may waive any default with respect to that series, except a default:

●	in the payment of any amounts due and payable or deliverable under the Bonds; or

●	in an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each Bondholder

The Bondholders of a majority in principal amount of the outstanding Bonds may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Bonds, provided that (i) such direction is not in conflict with any rule of law or the indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the Bondholders not joining therein. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the Bondholders, the trustee is entitled to receive from those Bondholders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A Bondholder will have the right to institute a proceeding with respect to the indenture or for any remedy under the indenture, if:

●	that Bondholder previously gives to the trustee written notice of a continuing event of default in excess of any cure period,

●	the Bondholders of not less than a majority in principal amount of the outstanding bonds have made written request;

●	such Bondholder or Bondholders have offered to indemnify the trustee against the costs, expenses and liabilities incurred in connection with such request;

●
the trustee has not received from the Bondholders of a majority in principal amount of the outstanding Bonds a direction inconsistent with the request (it being understood and intended that no one or more of such Bondholders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the indenture to affect, disturb or prejudice the rights of any other of such Bondholders, or to obtain or to seek to obtain priority or preference over any other of such Bondholders or to enforce any rights under the indenture, except in the manner herein provided and for equal and ratable benefit of all Bondholders); and

●	the trustee fails to institute the proceeding within 60 days.

However, the Bondholder has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Bond on the respective due dates (or any redemption date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Bondholder.

LEGAL PROCEEDINGS

There are currently no legal proceedings involving our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners (5% or more)

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class A	Chip Cummings*	N/A	33.00%

Class A	Joseph Elias*	N/A	33.00%

Class A	Kevin Kennedy*	N/A	33.00%

Class A	All Executives and Managers*	N/A	99.00%

*625 Kenmoor Avenue SE, Suite 211, Grand Rapids, Michigan 49546

BOARD OF MANAGERS AND EXECUTIVE OFFICERS

The following table sets forth information on our board of managers and executive officers of our Sponsor. We are managed by our Manager, which is wholly controlled by our Sponsor. Consequently, we do not have our own separate board of managers or executive officers.

Name	Age	Position with our Company	Manager/Officer Since

Chip Cummings	55	Senior Managing Partner and Manager*	September 2015
Joseph Elias	38	Senior Partner – Chief Technologist and Manager*	September 2015
Kevin P. Kennedy	52	Senior Partner – Capital & Platform Distribution and Manager*	September 2016
Jason Anderson	32	Chief Financial Officer	May 2018
Raymond T. Davis	51	Executive Vice President	May 2018

*Member of the board of managers of the Sponsor, which controls our Manager, which controls our company.

Executive Officers and Managers

Set forth below is biographical information for our Sponsor’s executive officers.

Chip Cummings is a founding partner, Senior Managing Partner and a member of the board of managers for our Sponsor. He joined our Sponsor in September 2015. He is responsible for asset acquisition, compliance and portfolio management. Chip has over 30 years of experience in the real estate lending arena and managed various private equity funds for the past 6 years, including Red Oak Capital Fund LLC, Pineridge Park Properties LLC, Northwind Holdings 14 LLC and Special Assets VI LLC. Chip has also been the President and Chief Executive Officer of Northwind Financial Corporation since November 2000. Chip is licensed broker and lender and has overseen several billion dollars in transactions. He has underwritten for Fannie Mae, Freddie Mac, Federal Housing Administration and several Fortune 100 lenders. He is Certified Fraud Examiner and has been recognized in federal and state courts as a mortgage finance expert. Chip has developed and administered programs for the U.S. Department of Housing and Urban Development and numerous financial institutions throughout the U.S. Chip served many Commercial Real Estate Boards and national committees and is a #1 best-selling author of several real estate books, he has appeared on numerous radio and television programs and recently was the financial expert for FOX News. Chip attended Eastern Michigan University and is a Certified National Trainer in the areas of real estate fraud and mortgage finance.

Joseph Elias is a founding partner, Senior Partner – Chief Technologist and a member of the board of managers for our Sponsor. He is responsible for platform development and enhancement. Previously, Joe cofounded Loquidity in 2014, a commercial real estate crowdfunding platform where he served as COO, in which capacity he served until 2018. Joe possesses more than 14 years of executive technology operations experience with Fortune 50 companies and 17 years of experience in real estate finance and development. He has spent his career leading corporate transformation and achieving significant operational efficiencies by successfully integrating new technologies. This expertise combined with an entrepreneurial spirit, inspired him to develop innovative scalable solutions to transform the real estate investing landscape through the ROCX Platform. Prior to that, Joe served as a senior director at Comcast from 2003 to 2014, managing a $1 billion portfolio program. He and his team worked to implement new technology realizing an estimated $300 million in cost savings. Prior to Comcast, he was a project manager at General Motors. Joe operated multiple successful family businesses, managing millions of dollars’ worth of real estate assets in major Midwestern markets. Joe earned his Bachelor of Science in Management Information Systems from Wayne State University and holds an MBA from the Ross School of Business at the University of Michigan.

Kevin P. Kennedy is Senior Partner – Capital & Platform Distribution and a member of the board of managers for our Sponsor. He is responsible for capital acquisition, platform distribution and broker dealer relationships. Kevin has 25 years’ of experience in investment management. Most recently, he was with BlackRock from 1990 to 2016, where he served as Managing Director and Divisional Sales Director prior to leaving. His team was responsible for selling and marketing BlackRock’s active, passive and alternative investments. Prior to BlackRock, Kevin was a Director and Vice President for Merrill Lynch Investment Managers covering the Midwest region. He began his career with Merrill Lynch in 1990 as a trading liaison. He was instrumental in helping both firms raise billions in sales, increase revenue, new offerings, platform enhancements and sales team development. Kevin holds a Series 7, 24, 63, 65 and 66 securities licenses. He received his Bachelor of Arts degree from Duquesne University, in Pittsburg, PA.  He completed his Certified Investment Management Analyst certification (CIMA) designation from Wharton Executive Education-University of Pennsylvania in 2007.

Jason Anderson is Chief Financial Officer for our Sponsor. He focuses on the creation and development of operational and accounting expertise. Jason has more than 12 years in the financial services industry. Under his tenure as a Shareholder, Director and Executive Committee Member at Strait Capital from 2009 to 2017, assets under administration increased from $40 Million to over $4 Billion. His expertise lies in architecting and delivering a full-fledge institutional operating platform for hedge funds, private equity groups, and family offices. Jason launched over 100 alternative investment vehicles while at Strait Capital. Jason has also served as Director of Anderson Capital Consulting LLC since 2017. He began his career as a hedge fund analyst specializing in distressed securities, mergers and acquisitions, and capital arbitrage strategies. While a university student, he was hand-picked to serve as an analyst for the $1+ Billion SMU Endowment Fund. Jason graduated Magna Cum Laude with a Bachelor of Business Administration in Finance and a Bachelor of Science in Economics with Business Honors and Department Distinction from Southern Methodist University. Jason has earned the Chartered Financial Analyst (CFA) designation.

Raymond T. Davis is Executive Vice President for our Sponsor. Ray is responsible for product development and sales distribution for our Sponsor. He focuses on developing and creating strategic offerings with distribution partners within the Independent Broker Dealer community and Pension Funds. Ray holds more than 20 years of management experience. Since 2014, Ray has focused on his operational and strategic skills to implement policy, process and operational enhancements for product offerings for the broker dealer community. Ray has served both private companies and registered alternative investment funds in various senior roles. Previously, Ray was a Senior Managing Director responsible for growth and build out of two distribution channels. Ray attended Wayne State University.

EXECUTIVE COMPENSATION

Our company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers named in "Board of Managers and Executive Officers." See "Compensation of Our Manager and Its Affiliates" for a list of fees payable to Manager or its affiliates.

COMPENSATION OF OUR MANAGER AND ITS AFFILIATES

The following is a description of compensation we may pay to our Manager and its affiliates or in connection with the proceeds of the offering. These compensation arrangements have been established by our Manager and its affiliates and are not the result of arm's-length negotiations. Services for which our company engages our Manager or its affiliates and which are not described below will be compensated at the market rate. Fees payable to our Manger or its affiliates in excess of the rate set forth in this section will require the consent of a majority of the Bonds. For this purpose, a Bondholder will be deemed to have consented with respect to its Bonds if he has not objected in writing within five (5) calendar days after the receipt of the consent request. Our Manager or an affiliate may elect to waive or defer certain of these fees in its sole discretion. This table assumes that the maximum offering amount comprised of $15,000,000 of Series A Bonds (the maximum allowable in this offering) and $35,000,000 of Series B Bonds..

Form of Compensation	Description	Estimated Amount of Compensation

Offering and Organization Stage:

Organization and Offering Expenses:	Our Manager will be reimbursed for organization and offering expenses of up to 2.00% of gross proceeds. To the extent organizational and offering expenses exceed 2.00% of the gross proceeds raised in the offering, our Manager will pay such amounts without reimbursement from us.	$1,000,000

Promotional Fee:	Our Manager will also receive a promotional fee of up to 2.00% of gross proceeds.	$0(1)

Operating Stage:

Asset Management Fee:
Our Manager will be paid an annual asset management fee of 2.00% of the total principal amount of the Series A Bonds outstanding and 1.75% of the outstanding principal of the Series B Bonds outstanding. The asset management fee will be paid quarterly in advance.
$912,500 per year(2)

Acquisition Fee:	Our Manager will be paid an acquisition fee of 0.50% of the total acquisition costs of assets acquired.	$215,050(3)

(1)
In no event will reimbursements to our Manager for organizational and offering expenses and the promotional fee payable to our Manger exceed 2.00% of the offering proceeds. We anticipate that organizational and offering expenses will meet or exceed $1,000,000 if we raise the maximum offering amount. As a result, the promotional fee payable to our Manager would be $0. If organizational and offering expenses do not meet or exceed $1,000,000, our Manager will be paid a promotional fee for the offering, subject to the above cap on organizational and expense reimbursements and the promotional fee in the aggregate.
(2)
We will pay $2.50 more in an asset management fee on each Series A Bond compared to each Series B Bond. As a result, if we were to sell more Series B Bonds than assumed in the table above, the asset management fee will decrease accordingly. If we sell the maximum offering amount comprised solely of Series B Bonds, the asset management fees will be $875,000.
(3)
We will pay our managing broker-dealer more in commissions for the sale of Series B Bonds than Series A Bonds. If we sell more Series B Bonds than assumed in the table above, it would reduce the amount available for investment and, consequently, reduce the acquisition fees payable by us. If we were to sell the maximum offering amount comprised solely of Series B Bonds, we estimate that we will pay our Manager acquisition fees totaling $211,692.

LIMITATIONS ON LIABILITY

Our Manager and executive officers, if any are appointed by our Manager, will owe fiduciary duties to our company and our members in the manner prescribed in the Delaware Limited Liability Company Act and applicable case law. Neither our Manager nor any executive officer will owe fiduciary duties to our bondholders. Our Manager is required to act in good faith and in a manner that it determines to be in our best interests. However, nothing in our operating agreement precludes our Manager or executive officers or any affiliate of our Manager or any of their respective officers, directors, employees, members or trustees from acting, as a director, officer or employee of any corporation, a trustee of any trust, an executor or administrator of any estate, a member of any company or an administrative official of any other business entity, or from receiving any compensation or participating in any profits in connection with any of the foregoing, and neither our company nor any member shall have any right to participate in any manner in any profits or income earned or derived by our Manager or any affiliate thereof or any of their respective officers, directors, employees, members or trustees, from or in connection with the conduct of any such other business venture or activity. Our Manager, its executive officers, any affiliate of any of them, or any shareholder, officer, director, employee, partner, member or any person or entity owning an interest therein, may engage in or possess an interest in any other business or venture of any nature or description, provided that such activities do not compete with the business of our company or otherwise breach their agreements with our company; and no member or other person or entity shall have any interest in such other business or venture by reason of its interest in our company.

Our Manager or executive officers have no liability to our company or to any member for any claims, costs, expenses, damages, or losses suffered by our company which arise out of any action or inaction of any manager or executive officer if such manager or executive officer meets the following standards: (i) such manager or executive officer, in good faith, reasonably determined that such course of conduct or omission was in, or not opposed to, the best interests of our company, and (ii) such course of conduct did not constitute fraud, willful misconduct or gross negligence or any breach of fiduciary duty to our company or its members. These exculpation provisions in our operating agreement are intended to protect our Manager and executive officers from liability when exercising their business judgment regarding transactions we may enter into.

Insofar as the foregoing provisions permit indemnification or exculpation of our Manager, executive officers or other persons controlling us from liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification and exculpation is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPERTS

The consolidated financial statements of our company as of December 31, 2017, which comprise the balance sheet as of December 31, 2017 and the related statements of operations, members' equity and cash flows for the period from April 25, 2017 (date of inception) through December 31, 2017 included in this offering circular and the related notes to those financial statements, have been audited by UHY LLP, an independent public accounting firm, as stated in their report appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the Bonds, will be passed upon for us by Kaplan Voekler Cunningham & Frank, PLC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Our Sponsor maintains a website, www.redoakcapitalgroup.com, which contains additional information concerning us, our Manager and our Sponsor. We will file, annual, semi-annual and special reports, and other information, as applicable, with the SEC. You may read and copy any document filed with the SEC at the SEC's public company reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, and informational statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

Our company has filed an offering statement of which this offering circular is a part with the SEC under the Securities Act. The offering statement contains additional information about us. You may inspect the offering statement without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

This offering circular does not contain all of the information included in the offering statement. We have omitted certain parts of the offering statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the offering statement, which may be found at the SEC's website at http://www.sec.gov. Statements contained in this offering circular and any accompanying supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

PART F/S

INDEX TO FINANCIAL STATEMENTS

Independent Auditor’s Report	F – 1
Financial Statements
Statement of Assets, Liabilities and Member’s Capital	F – 2
Statement of Operations	F – 3
Statement of Member's Capital	F – 4
Statement of Cash Flows	F – 5
Notes to Financial Statements	F – 6

INDEPENDENT AUDITOR’S REPORT

To the Managing Member
Red Oak Capital Fund II, LLC

We have audited the accompanying financial statements of Red Oak Capital Fund II, LLC (a Delaware limited liability corporation), which comprise the statement of assets, liabilities and member’s capital as of December 31, 2017, and the related statements of operations, changes in member’s capital, and cash flows for the period from April 25, 2017 (date of formation) to December 31, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Red Oak Capital Fund II, LLC as of December 31, 2017, and the results of its operations, changes in member’s capital, and cash flows for the period from April 25, 2017 (date of formation) to December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Farmington Hills, Michigan
May 25, 2018

Red Oak Capital Fund II, LLC
Statement of Assets, Liabilities and Member's Capital
December 31, 2017

Assets

Total assets	$-

Liabilities and Member's Capital

Liabilities:
Total liabilities	-

Total member's capital	-

Total liabilities and member's capital	$-

The accompanying notes are an integral part of the financial statements

Red Oak Capital Fund II, LLC
Statement of Operations
For the period April 25, 2017 (Date of Formation) through December 31, 2017

Investment income:
Total investment income	$-

Expenses:
Total expenses	-

Net increase (decrease) in member's capital resulting from operations	$-

The accompanying notes are an integral part of the financial statements

Red Oak Capital Fund II, LLC
Statement of Changes in Member's Capital
For the period April 25, 2017 (Date of Formation) through December 31, 2017

	Managing Member	Members	Total

Member's capital, April 25, 2017	$-	$-	$-

Capital contributions	-	-	-

Capital distributions	-	-	-

Net increase (decrease) in member's
capital resulting from operations	-	-	-

Member's capital, December 31, 2017	$-	$-	$-

The accompanying notes are an integral part of the financial statements

Red Oak Capital Fund II, LLC
Statement of Cash Flows
For the period April 25, 2017 (Date of Formation) through December 31, 2017

Cash flows from operating activities:
Net increase (decrease) in member's capital resulting from operations	$-

Adjustments to reconcile net increase (decrease) in member's capital to net cash provided by (used in) operating activities:

Net cash provided by (used in) operating activities	-

Cash flows from financing activities:

Net cash provided by (used in) financing activities	-

Net change in cash and cash equivalents	-

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$-

The accompanying notes are an integral part of the financial statements

Red Oak Capital Fund II, LLC
Notes to Financial Statements
For the period April 25, 2017 (Date of Formation) through December 31, 2017

1.
Organization

Red Oak Capital Fund II, LLC, (the “Company”) is a Delaware limited liability company formed to originate senior loans collateralized by commercial real estate in the United States of America. The Company’s plan is to originate, acquire and manage commercial real estate loans and securities and other commercial real estate-related debt instruments. Red Oak Capital GP, LLC is the Managing Member and owns 100% of the member interests in the Company.

The Company formed on April 25, 2017 and has not commenced operations. The Company anticipates raising a minimum of $2 million and a maximum of $50 million of Series A Bonds and Series B Bonds pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. Until the minimum offering is achieved and an initial closing is executed, the proceeds received in the offering will be kept in an escrow account. If the Company is unable to raise the minimum offering amount prior to the offering termination, all funds in the escrow account will be returned. The Company’s term is indefinite.

2.
Significant accounting policies

Basis of presentation
The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and all values are stated in United States dollars.

The Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") is the exclusive reference of authoritative accounting principles recognized by nongovernmental entities with the exception of guidance issued by the Securities and Exchange Commission ("SEC") and its staff. The Company qualifies as an investment company as defined in Accounting Standards Codification ("ASC") 946 Financial Services - Investment Companies.

Use of estimates
The preparation of the financial statements requires the Managing Member to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. In particular, estimates are made regarding the fair value of the Company's investments. The Managing Member believes the estimates utilized in preparing the Company’s financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Company's financial statements.

Cash and cash equivalents
Cash represents cash deposits held at financial institutions. Cash equivalents may include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held to meet short-term liquidity requirements, rather than for investment purposes. Cash and cash equivalents are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation or Securities Investor Protection Corporation limitations.

Investment Transactions
Investment transactions are recorded on a trade date basis.

Income and Expense Recognition
Unrealized and realized gains and losses on investment transactions are determined on a specific identification cost basis. Interest income is recognized on an accrual basis. Operating expenses are recorded on an accrual basis as incurred.

Fair value – hierarchy of fair value
In accordance with FASB ASC 820-10, Fair Value Measurements and Disclosures, the Company discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical investments and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation. FASB ASC 820- 10-35-39 to 55 provides three levels of the fair value hierarchy as follows:

Level One - Inputs that reflect unadjusted quoted prices in active markets for identical investments that the Company has the ability to access at the measurement date.

Level Two - Inputs other than quoted prices included within Level One that are observable for the investment, either directly or indirectly. These inputs include: (i) quoted prices for similar investments in active markets, (ii) quoted prices for identical or similar investments in markets that are not active, (iii) inputs other than quoted prices that are observable for the investment, or (iv) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level Three - Inputs that are unobservable for the investment. These inputs reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the investment (including assumptions about risk). These inputs are developed based on the best information available in the circumstances, which include the Company’s own data.

The availability of valuation techniques and observable inputs can vary from investment to investment and are affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable unobservable in the market, determining fair value requires more judgement. Because of the inherent uncertainty of valuation, estimated values may be materially higher or lower than the values that would have been used has a ready market for the investments existed. Therefore, the degree of judgement exercised by the Company in determining fair value is greatest for investments categorized in Level 3.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Private operating company loans
Private operating company loans are expected to consist of senior secured loans to privately owned portfolio companies. The principal amount outstanding is typically the Company’s best estimate of fair value at origination. At each subsequent measurement date, the Company will review the valuation of each loan and record adjustments as necessary to reflect the expected exit value of the investment under current market conditions. Ongoing reviews by the Company’s management are based on an assessment of the type of investment, the stage in the life cycle of the portfolio company, and trends in the performance and credit profile of each portfolio company as of the measurement date.

In certain instances, the Company may use multiple valuation approaches for a particular investment and estimate its fair value based on a weighted average or a selected outcome within a range of multiple valuation results. The decision to use a valuation approach will depend on the investment type and the information available.

When applying valuation techniques used to determine fair value, the Company assumes a reasonable period of time for estimating cash flows and considers the financial condition and operating results of the portfolio company, the nature of the investment, restrictions on marketability, market conditions, foreign currency exposures and other factors.

When determining the fair value of investments, the Company exercises significant judgment and uses the best information available as of the measurement date. Due to the inherent uncertainty of valuations, the fair values reflected in the financial statements as of the measurement date may differ from (1) values that would have been used had a readily available market existed for those investments and (2) the values that may ultimately be realized.

The Company intends to hold the private operating company loans at the remaining principal, adjusted for interest and fees due, unless there are default scenarios, workout events, or distressing market conditions. Private operating company loans are generally categorized in Level 3 of the fair value hierarchy.

Income taxes
As a limited liability company, the Company itself is not subject to United States federal income taxes. Each member is individually liable for income taxes, if any, on its share of the Company's net taxable income. Changes in unrealized amounts are not taxable to either the Company or the individual members. Accordingly, no provision or credit for income taxes is recorded in the accompanying financial statements. The Company anticipates paying distributions to members in amounts adequate to meet their tax obligation.

The Company applies the authoritative guidance for uncertainty in income taxes included in Financial Accounting Standards Board (“FASB”) ASC 740, Income Taxes, as amended by Accounting Standards Update 2009-06, Implementation Guidance on Accounting for Uncertainty in Taxes and Disclosures Amendments for Nonpublic Entities. This guidance requires the Company to recognize a tax benefit or liability from an uncertain position only if it is more likely than not that the position is sustainable, based on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, the Company would measure the tax benefit or liability as the largest amount that is greater than 50% likely of being realized upon ultimate settlement.

As of April 25, 2017, the Company had not recorded any benefit or liability for unrecognized taxes. Through December 31, 2017, the Company did not have any additions to unrecognized taxes resulting from tax positions related either to the current or prior years and no reductions resulting from tax positions of prior years or due to settlements; therefore, no unrecognized tax benefits or liabilities existed at December 31, 2017. The Managing Member does not expect any change in unrecognized taxes within the next fiscal year.

The Company files United States federal income tax returns as well as various state returns. With few exceptions, the Company’s tax returns and the amount of allocable income or loss are subject to examination by taxing authorities for three years subsequent to the Company’s commencement of operations. If such examinations result in changes to income or loss, the tax liability of the members could be changed accordingly. There are currently no examinations being conducted of the Company by the Internal Revenue Service or any other taxing authority.

The Company accrues all interest and penalties under relevant tax law as incurred. As of December 31, 2017, no amount of interest and penalties related to uncertain tax positions was recognized in the Statement of Operations.

3.
Members’ capital - contributions and distributions

During 2017, the Managing Member, as sole member of the Company, made no capital contributions or received any distributions. Upon execution of the operating agreement, the Managing Member must contribute $100.

4.
Allocation of net income and loss

It is anticipated that the Operating Agreement will provide detailed provisions regarding the allocation of net income and losses among the members over the life of the Company. Generally, items of investment income and expense are allocated among members in proportion to the applicable membership interest.

5.
Management fees

The Company will pay an annual management fee, calculated and payable on a quarterly basis, to the Managing Member. The management fee is based on an annual rate of 2% of the gross offering proceeds of Series A Bondholders and 1.75% of the gross offering proceeds of Series B Bondholders. As of December 31, 2017, no management fees have been accrued or paid.

6.
Distributions

Timing of distributions
Cash proceeds received by the Company from portfolio investments in excess of the interest payments due to the Series A and Series B Bondholders will be distributed to the members when the Managing Member deems appropriate. The Managing Member is entitled to withhold from any distribution amounts necessary to pay or fund any expenses, liabilities or other obligations of the Company.

Priority of distributions
Return of capital – First, distributions are allocated 100% to the members until they have received distributions equal to aggregate capital contributions.

Pro-rata split – Second, distributions are allocated pro-rata to the members in accordance with each member’s ownership percentage.

7.
Investment commitments and other contingencies

Upon raising the minimum required capital from Series A and Series B Bondholders to break escrow, the Company anticipates making quarterly interest payments to the Series A and Series B Bondholders at a rate of 6.5% per annum and 8.5% per annum, respectively.

The anticipated maturity date of Series A Bonds will be two years following the termination of the bond offering, but no later than December 31, 2021, whereas the maturity date will be five years following the termination of the bond offering, but no later than December 31, 2024 for Series B Bonds. Upon the maturity of the Series A and Series B Bonds, the bondholders will receive a Contingent Interest Payment equal to 4% and 24% of the Spread, respectively. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from investments less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member.

7.
Investment commitments and other contingencies (continued)

The Managing Member has incurred and will continue to incur organizational and offering expenses which are reimbursable from the Company, up to a maximum of 2% of total gross proceeds from the Series A and Series B Bond offerings. As of December 31, 2017, there have been approximately $51,000 of organizational and offering expenses incurred by the Managing Member. Through the date of issuance, the Managing Member estimates it has incurred an aggregate of $123,000 of organizational and offering costs.

The Company has provided general indemnifications to the Managing Member, any affiliate of the Managing Member and any person acting on behalf of the Managing Member or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

8.
Risk factors

The Company’s investments are loans made to portfolio operating companies that acquire, develop and operate commercial real estate assets. At the time of initial investment, a number of these companies may have short operating histories, have experienced losses or lack the capital resources needed for the growth and development of their businesses. All of the investments are in the form of a senior secured loan, which in most cases will be highly illiquid.

The Company’s investments are expected to be concentrated in the commercial real estate industry and are subject to numerous risks that affect the real estate market as a whole or sectors within that industry. Investments in the real estate industry are subject to a variety of risks, not all of which can be foreseen or quantified. For example, the success of many of the Company’s portfolio companies may be affected by fluctuations in the level of infrastructure and services required to support domestic commercial real estate development and rehabilitation.

The revenues and profitability of certain portfolio companies are likely to be significantly affected by future interest rate movements, which are inherently uncertain. Additionally, the Company’s expected investment in commercial real estate projects is subject to operational and contractual risks.

The commercial real estate industry is affected from time to time in varying degrees by political developments and a wide range of federal, state and local statutes, rules, orders and regulations.

The Company may lend to portfolio companies with capital structures that are highly leveraged. Such investments would involve a particularly high degree of risk, given that adverse business developments, fluctuations in cash flow, changes in industry or general economic conditions or other factors could impair the ability of the portfolio company to meet its debt obligations.

The Company will be able to make only a limited number of investments. As a result, poor performance by a small number of investments could materially and adversely affect the total returns to the Company and the members.

The loans given by the Company to portfolio companies are highly illiquid, and there can be no assurance that the Company will be able to realize on such investments in a timely manner. General economic conditions may affect the value and marketability of the Company’s investments. Interest rates, general levels of economic conditions, the price of securities in securities markets and participation by other investors in financial markets may affect the prices that the Company is able to obtain when it sells its investments.

9.
Subsequent events

The financial statements were approved by management and available for issuance on May 25, 2018. Subsequent events have been evaluated through this date.

PART III - EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description

(1)(a)	Managing Broker-Dealer Agreement by and between Crescent Securities Group, Inc. and Red Oak Capital Fund II, LLC*

(2)(a)	Certificate of Formation of Red Oak Capital Fund II, LLC

(2)(b)	Limited Liability Company Agreement of Red Oak Capital Fund II, LLC

(3)(a)	Form of Indenture between Red Oak Capital Fund II, LLC and Prime Trust, LLC*

(3)(b)	Form of Unsecured Bond*

(4)	Subscription Agreement*

(8)	Form of Subscription Escrow Agreement among Red Oak Capital Fund II, LLC, Crescent Securities Group, Inc. and Prime Trust, LLC*

(11)(a)	Consent of UHY LLP

(11)(b)	Consent of Kaplan, Voekler, Cunningham & Frank, PLC**

(12)	Opinion of Kaplan, Voekler, Cunningham & Frank, PLC regarding legality of the Bonds*
_____________
* To be filed by Amendment
** Included with the legal opinion provided pursuant to item (12)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids of Michigan on June 6 of 2018.

RED OAK CAPITAL FUND II, LLC,
a Delaware limited liability company

By:             Red Oak Capital GP, LLC,
                   a Delaware limited liability company
Its:             Sole Member

By:            Red Oak Capital Group, LLC,
                  a Delaware limited liability company
Its:            Sole Member

By:            /s/ Chip Cummings
Name:       Chip Cummings
Its:            Manager

By:            /s/ Joseph Elias
Name:       Joseph Elias
Its:            Manager

By:            /s/ Kevin Kennedy
Name:       Kevin Kennedy
Its:            Manager

By:       /s/ Chip Cummings
Name:  Chip Cummings
Its:       Senior Managing Partner of the Sole Member of the Manager
            (Principal Executive Officer)

By:       /s/ Jason Anderson
Name:  Jason Anderson
Its:        Chief Financial Officer of the Sole Member of the Manager
            (Principal Financial Officer and Principal Accounting Officer)